UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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MOTORCAR PARTS OF AMERICA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY – SUBJECT TO COMPLETION

MOTORCAR PARTS OF AMERICA, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On March 24, 2017

To Our Shareholders:

We will hold our annual meeting of the shareholders of Motorcar Parts of America, Inc. (the “Company”) on March 24, 2017 at 10:00 a.m. (PT) at the offices of the Company at 2929 California Street, Torrance, California 90503. As further described in the accompanying Proxy Statement, at this meeting we will consider and act upon:

(1)	The election of the ten directors named in the accompanying proxy statement to our Board of Directors to serve for a term of one year or until their successors are duly elected and qualified;
(2)	The ratification of the appointment of Ernst & Young LLP as our independent registered public accountants for the fiscal year ended March 31, 2017;
(3)	The approval, on a non-binding advisory basis, of the compensation of our named executive officers (say on pay); and
(4)	The transaction of such other business as may come properly before the meeting or any meetings held upon adjournment or postponement of the meeting.

Our Board of Directors has fixed the close of business on January 24, 2017 as the record date for the determination of shareholders entitled to vote at the meeting or any meetings held upon adjournment or postponement of the meeting. Only record holders of our common stock at the close of business on that day will be entitled to vote. A copy of our Annual Report on Form 10-K for the year ended March 31, 2016 and the Form 10-K/A we filed with the Securities and Exchange Commission on July 29, 2016 are enclosed with this notice, but are not part of the proxy soliciting material.

We invite you to attend the meeting and vote in person. If you cannot attend, to assure that you are represented at the meeting, please sign and return the enclosed proxy card as promptly as possible in the enclosed postage prepaid envelope. If you attend the meeting, you may vote in person, even if you previously returned a signed proxy.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on March 24, 2017.

Our proxy statement and our Annual Report on Form 10-K for the year ended March 31, 2016 and the Form 10-K/A we filed with the Securities and Exchange Commission on July 29, 2016 are available at http://www.cstproxy.com/motorcarparts/2017.

By order of the Board of Directors

Michael M. Umansky,
Secretary

Torrance, California
February   , 2017

YOUR VOTE IS EXTREMELY IMPORTANT

In order to assure your representation at the Annual Meeting, you are requested to vote, at your earliest convenience, by any of the methods described in the accompanying Proxy Statement. If you decide to attend the Annual Meeting and vote in person, any previous vote by proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

This year’s Annual Meeting is a particularly important one, and YOUR vote is extremely important.

A shareholder who is the owner of approximately 0.7% of the Company’s outstanding common stock has provided notice that it intends to nominate at the Annual Meeting its own slate of five nominees (the “Other Nominees”) to stand for election as directors. You may receive solicitation materials from that shareholder seeking your proxy to vote for the Other Nominees. THE BOARD OF DIRECTORS OF THE COMPANY (THE “BOARD”) RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE BOARD’S NOMINEES, WHOSE NAMES ARE SET FORTH ON THE ENCLOSED WHITE PROXY CARD. THE BOARD URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD SENT TO YOU BY ANY OTHER SHAREHOLDER. Even if you return a proxy card sent to you by a shareholder, you have every right to change your vote. You may revoke that proxy and vote as recommended by the Board by signing, dating and returning the enclosed white proxy card in the enclosed postage paid envelope by following the instructions provided on the enclosed white proxy card. Only your latest dated proxy will be counted.

If you have questions or need assistance voting your shares please contact:

105 Madison Avenue
New York, New York 10016
proxy@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885

Your vote is extremely important, no matter how many or how few shares you own. The Board urges you to vote your shares to elect the Board’s nominees. Even if you plan to attend the Annual Meeting in person, please promptly sign, date and return the enclosed white proxy card in the enclosed postage-paid envelope by following the instructions provided on the enclosed white proxy card to be sure that your shares are voted at the Annual Meeting.

MOTORCAR PARTS OF AMERICA, INC.
2929 California Street
Torrance, California 90503

GENERAL INFORMATION

We are sending you this proxy statement on or about February __, 2017 in connection with the solicitation of proxies by our Board of Directors. The proxies are for use at our annual meeting of shareholders, which we will hold at 10:00 a.m. (PT) on March 24, 2017, at the offices of the Company at 2929 California Street, Torrance, California 90503. The proxies will remain valid for use at any meetings held upon adjournment or postponement of that meeting. The record date for the meeting is the close of business on January 24, 2017. All holders of record of our common stock at the close of business on the record date are entitled to notice of the meeting and to vote at the meeting and any meetings held upon adjournment or postponement of that meeting. Our principal executive offices are located at 2929 California Street, Torrance, California 90503, and our telephone number is (310) 212-7910. The date of this Proxy Statement is February __, 2017.

A proxy form is enclosed. Whether or not you plan to attend the meeting in person, please date, sign and return the enclosed proxy as promptly as possible, in the postage prepaid envelope provided, to ensure that your shares will be voted at the meeting. If you are a shareholder of record, you may revoke your proxies at any time prior to the voting at the meeting by submitting a later dated proxy, giving timely written notice of revocation to our secretary or attending the meeting and voting in person. If you are a holder in street name, you may revoke your proxy by following the specific voting directions provided to you by your bank, broker or other intermediary to change or revoke any instructions you have already provided to your bank, broker or other intermediary.

Unless you instruct otherwise in the proxy, any proxy, if not revoked, will be voted at the meeting:

•	for our Board of Directors’ slate of nominees;
•	to ratify the appointment of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending March 31, 2017;
•	for the approval on a non-binding advisory basis of the compensation of our named executive officers; and
•	as recommended by our Board of Directors with regard to all other matters, in its discretion.

Our only voting securities are the outstanding shares of our common stock. At the record date, we had 18,693,779 shares of common stock outstanding and approximately 14 shareholders of record. If the shareholders of record present in person or represented by their proxies at the meeting hold at least a majority of our outstanding shares of common stock, a quorum will exist for the transaction of business at the meeting. Shareholders of record who abstain from voting, including brokers holding their customers’ shares who cause abstentions to be recorded, are counted as present for quorum purposes.

For each share of common stock you hold on the record date, you are entitled to one vote on each of the matters that we will consider at this meeting. You are not entitled to cumulate your votes. Brokers holding shares of record for their customers generally are not entitled to vote on certain matters unless their customers give them specific voting instructions. If the broker does not receive specific instructions, the broker will note this on the proxy form or otherwise advise us that it lacks voting authority. The votes that the brokers would have cast if their customers had given them specific instructions are commonly called “broker non-votes.” Broker non-votes will be counted for purposes of determining whether a quorum is present, but will not be counted or deemed to be present or represented for the purpose of determining whether shareholders have approved a matter.

Pursuant to our Amended and Restated By-Laws, the voting standard for the election of directors of the Company in an uncontested election is a majority voting standard. The majority voting standard provides that to be elected in an uncontested election, a director nominee must receive a majority of the votes cast in the election such that the number of shares properly cast “for” the nominee exceeds the number of votes properly cast “against” that nominee, with abstentions and broker non-votes not counting as votes “for” or “against.” “Votes cast” means the votes actually cast “for” or “against” a particular proposal, whether in person or by proxy. In contested elections where the number of nominees exceeds the number of directors to be elected, the voting standard is a plurality of votes cast.

We also have adopted a director election and resignation policy (the “Director Election Policy”). The Director Election Policy requires an incumbent director, in order to be nominated by our Board of Directors for re-election as a director, to tender an irrevocable resignation effective upon (1) the failure to receive the required number of votes for re-election and (2) the acceptance of the director’s resignation by our Board of Directors. The Nominating and Corporate Governance Committee of our Board of Directors will assess the appropriateness of such nominee continuing to serve as a director and will recommend to our Board of Directors the action to be taken with respect to such tendered resignation. The Director Election Policy requires that we promptly disclose the decision of our Board of Directors with respect to the tendered resignation in a filing with the Securities and Exchange Commission (the “SEC”) of a current report on Form 8-K.

The affirmative vote of a majority of the votes cast at the meeting by the holders of shares entitled to vote is required to approve Proposal No. 2 (ratification of Ernst & Young LLP as our independent registered public accountants for the fiscal year ended March 31, 2017). The affirmative vote of a majority of the votes cast at the meeting by the holders of shares entitled to vote is required to approve, on a non-binding advisory basis, Proposal No. 3 (advisory vote on the compensation of our named executive officers). An abstention from voting on these matters will be treated as “present” for quorum purposes. However, since an abstention is not treated as a “vote” for or against these matters, it will have no effect on the outcome of the vote. Broker non-votes will not be counted and will have no effect on the outcome of the voting for these matters.

We will pay for the cost of preparing, assembling, printing and mailing this proxy statement and the accompanying form of proxy to our shareholders, as well as the cost of soliciting proxies relating to the meeting. We have requested banks and brokers to solicit their customers who beneficially own our common stock in nominee name. We will reimburse these banks and brokers for their reasonable out-of-pocket expenses regarding these solicitations. Our officers, directors and employees may supplement this solicitation of proxies by telephone and personal solicitation. We will pay no additional compensation to our officers, directors and employees for these activities. We have engaged MacKenzie Partners, Inc. as our proxy solicitor to solicit proxies for us, at an anticipated cost of approximately $25,000. In addition to the use of the mails, solicitation may be made by our proxy solicitor or our employees personally or by telephone, facsimile or electronic transmission.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

We are asking our shareholders to elect ten members to serve on our Board of Directors for a one-year term of office or until their respective successors are elected and qualified. Our Board of Directors has nominated the ten individuals named below for election as directors. Each nominee has agreed to serve as a director if elected.

Eight of our nominees, Selwyn Joffe, Scott J. Adelson, Rudolph J. Borneo, Dr. David Bryan, Joseph Ferguson, Philip Gay, Duane Miller and Jeffrey Mirvis, are currently serving as a director. Of our current Board of Directors members, Selwyn Joffe, Scott J. Adelson, Rudolph J. Borneo, Philip Gay, Duane Miller and Jeffrey Mirvis were elected at the last shareholders meeting, Dr. David Bryan and Joseph Ferguson were appointed in June 2016, and Timothy D. Vargo and Barbara L. Whittaker were appointed in February 2017. Our directors will hold office until the next annual meeting of shareholders, or until their successors are elected and qualified.

The persons named as proxies in the accompanying form of proxy have advised us that at the meeting they will vote for the election of the nominees named below, unless a contrary direction is indicated. If any of these nominees becomes unavailable for election to our Board of Directors for any reason, the persons named as proxies have discretionary authority to vote for one or more alternative nominees designated by our Board of Directors.

No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director.

The Board of Directors recommends that shareholders vote FOR each of the nominees named below.

Information Concerning our Board of Directors and our Nominees to our Board of Directors

The nominees for election to our Board of Directors, their ages and present positions with the Company, are as follows:

Name	Age	Position with the Company
Selwyn Joffe	59	Chairman of the Board of Directors, President and Chief Executive Officer
Scott J. Adelson	56	Lead Independent Director
Rudolph J. Borneo	75	Director, Chairman of the Compensation Committee and member of the Audit and Nominating and Corporate Governance Committees
Dr. David Bryan	64	Director, member of the Compensation Committee
Joseph Ferguson	50	Director, member of Audit Committee
Philip Gay	59	Director, Chairman of the Audit Committee, and member of the Compensation and Nominating and Corporate Governance Committees
Duane Miller	69	Director, member of the Audit, Compensation, Nominating and Corporate Governance Committees
Jeffrey Mirvis	53	Director, member of the Audit, Compensation Committees
Timothy D. Vargo	65	Director
Barbara L. Whittaker	65	Director

Selwyn Joffe has been our Chairman of the Board of Directors, President and Chief Executive Officer since February 2003. He has been a director of our Company since 1994 and Chairman since November 1999. From 1995 until his election to his present positions, he served as a consultant to us. Prior to February 2003, Mr. Joffe was Chairman and Chief Executive Officer of Protea Group, Inc. a company specializing in consulting and acquisition services. From September 2000 to December 2001, Mr. Joffe served as President and Chief Executive Officer of Netlock Technologies, a company that specializes in securing network communications. In 1997, Mr. Joffe co-founded Palace Entertainment, Inc., a roll-up of amusement parks and served as its President and Chief Operating Officer until August 2000. Prior to the founding of Palace Entertainment, Inc., Mr. Joffe was the President and Chief Executive Officer of Wolfgang Puck Food Company from 1989 to 1996. He currently serves on the board of directors of the Motor and Equipment Remanufacturers Association, an industry trade association. In addition, Mr. Joffe serves on the board of directors of the California, Arizona and Nevada Automotive Wholesaler's Association (CAWA), also an industry trade association. Mr. Joffe is a graduate of Emory University with degrees in both Business and Law and is an inactive member of the bar of the State of Georgia as well as a Certified Public Accountant. As our most senior executive, Mr. Joffe provides the Board of Directors with insight into our business operations, management and strategic opportunities. His history with our Company and industry experience has led the Board of Directors to conclude that he should serve as a director of our Company.

Scott J. Adelson joined our Board of Directors on January 4, 2008. Mr. Adelson is also a director and member of the compensation committee of QAD Inc., a public software company, since April 2006. Mr. Adelson is a Senior Managing Director and Global Co-Head of Corporate Finance for Houlihan Lokey, a leading international investment bank. During his 27 plus years with the firm, Mr. Adelson has helped advise hundreds of companies on a diverse and in-depth variety of corporate finance issues, including mergers and acquisitions. Mr. Adelson has written extensively on a number of corporate finance and securities valuation subjects. He is an active member of Board of Directors of various privately-held middle-market businesses as well as several recognized non-profit organizations, such as the USC Entrepreneur Program. Mr. Adelson holds a bachelor degree from the University of Southern California and a Master of Business Administration degree from the University of Chicago, Graduate School of Business. Mr. Adelson’s broad business skills and experience, leadership expertise, knowledge of complex global business and financial matters have led the Board of Directors to conclude that he should serve as a director of our Company.

Rudolph J. Borneo joined our Board of Directors on November 30, 2004. Mr. Borneo retired from R.H. Macy’s, Inc. on March 31, 2009. At the time of his retirement, his position was Vice Chairman and Director of Stores of Macy’s West, a division of R.H. Macy’s, Inc. Mr. Borneo served as President of Macy’s California from 1989 to 1992 and President of R.H. Macy’s West from 1992 until his appointment as Vice Chairman and Director of Stores in February

1995. In addition, Mr. Borneo is currently Board Chairman of Smoke Eaters Hot Wings Inc., a privately-held company. He earned a Bachelor of Science degree in business administration from Monmouth University. Mr. Borneo is the Chairman of our Compensation Committee and a member of our Audit and Nominating and Corporate Governance Committees. Mr. Borneo’s extensive experience in management of employees, organizational management, general business and retail knowledge and financial literacy have led the Board of Directors to conclude that he should serve as a director of our Company.

Dr. David Bryan joined our Board of Directors on June 9, 2016. Dr. Bryan is also a member of our Compensation Committee. Dr. Bryan currently teaches at University of California at Santa Cruz. He also provides consulting expertise to multiple Santa Cruz independent and charter schools, and is involved with companies developing effective tools for online education. Dr. Bryan was founding Head of New Roads School from 1995 to 2013. Dr. Bryan received a B.A. from the State University of New York at Stony Brook, an M.S. from the University of California at Los Angeles and a J.D. and Ph.D. from the State University of New York at Buffalo. He was appointed as a director of the Company by the Board of Directors in June 2016.

Joseph Ferguson joined our Board of Directors on June 9, 2016. Mr. Ferguson is also a member of our Audit Committee. Mr. Ferguson is a Co-Founder and Managing Partner at Vicente Capital Partners, a Los Angeles-based investment firm providing capital to privately held growth companies across North America. Prior to co-founding Vicente in 2009, Mr. Ferguson was a partner at Kline Hawkes & Company, which he joined at the firm’s inception in 1995. Mr. Ferguson began his career as an investment banker for Merrill Lynch & Co where he was a member of the Energy and Natural Resources Group and the General Corporate Finance Group. From 1989 to 1994, he worked on over 30 public and private transactions for numerous emerging growth and middle market companies. Mr. Ferguson received a B.B.A in Finance from Southern Methodist University and an M.B.A from the UCLA Anderson School of Management. He was appointed as a director of the Company by the Board of Directors in June 2016.

Philip Gay joined our Board of Directors on November 30, 2004. He chairs our Audit Committee and is a member of our Compensation and Nominating and Corporate Governance Committees. Mr. Gay currently serves as Managing Director of Triple Enterprises, a business advisory service firm that assists mid-cap sized companies with financing, mergers and acquisitions and strategic financing, which he had previously managed from March 2000 until June 2004. From March 2015 to May 2015 Mr. Gay served as a director and chief executive office at Diego Pellicer Worldwide Inc. From July 2006 until June 2010 Mr. Gay served as President, Chief Executive and a Director of Grill Concepts, Inc., a company that operates a chain of upscale casual restaurants throughout the United States. From March 2000 to November 2001, Mr. Gay served as an independent consultant with El Paso Energy from time to time and assisted El Paso Energy with its efforts to reduce overall operating and manufacturing overhead costs. Previously, he has served as chief financial officer for California Pizza Kitchen (1987 to 1994) and Wolfgang Puck Food Company (1994 to 1996), and he has held various Chief Operating Officer and Chief Executive Officer positions at Color Me Mine and Diversified Food Group from 1996 to 2000. Mr. Gay is also a retired Certified Public Accountant, a former audit manager at Laventhol and Horwath and a graduate of the London School of Economics. Mr. Gay’s leadership experience, general business knowledge, financial literacy and expertise, accounting skills and competency and overall financial acumen have led the Board of Directors to conclude that he should serve as a director of our Company.

Duane Miller joined our Board of Directors on June 5, 2008. Mr. Miller is currently employed by the Flint & Genesee County Regional Chamber of Commerce as Chief Operating Officer and Executive Vice President. Prior to joining the Flint & Genesee Chamber of Commerce, he was employed by the City of Flint, Michigan, as the Director of Government Operations, from February 2009 to August 2009. Mr. Miller retired from General Motors Corporation in April 2008 after 37 years of service. At the time of his retirement, Mr. Miller served as executive director, GM Service and Parts Operations (“SPO”) Field Operations where he was responsible for all SPO field activities, running GM Parts (OE), AC Delco (after-market) and GM Accessories business channels, as well as SPO’s Global Independent Aftermarket. Mr. Miller served on the Board of Directors of OEConnection, an automotive ecommerce organization focused on applying technology to provide supply chain solutions and analysis. He currently serves on the Boards of Directors of McLaren Regional Medical Center in Flint, Michigan, the Health Coalition and Prima Civitas Foundation, headquartered in Lansing, Michigan. His experience also includes serving on the Boards of Directors and a member of its audit and compensation committees of the Urban League of Flint, Michigan, the Boys and Girls Club of Flint, Michigan and the Flint/Genesee County Convention and Visitor’s Bureau. Mr. Miller earned a Bachelor of Science degree in marketing from Western Michigan University, and attended the Executive

Development Program at the University of California Berkeley, Haas School of Business. Mr. Miller is a member of our Audit, Compensation, and Nominating and Corporate Governance Committees and is the Chairman of the Nominating and Corporate Governance Committee. Mr. Miller’s significant experience with the automotive parts industry, combined with his organizational, management and business understanding, have led the Board of Directors to conclude that he should serve as a director of our Company.

Jeffrey Mirvis joined our Board of Directors on February 3, 2009. Mr. Mirvis is currently the Chief Executive Officer of MGT Industries, Inc. (“MGT”), a privately-held apparel company based in Los Angeles. As Chief Executive Officer of MGT, Mr. Mirvis successfully moved all production and sourcing to Asia. During his sixteen-year tenure as chief executive, Mr. Mirvis has gained valuable knowledge of manufacturing in Asia. Prior to joining MGT in 1990, Mr. Mirvis served as a commercial loan officer at Union Bank of California following his completion of the Union Bank of California’s Commercial Lending Program. He earned a Bachelor of Arts degree in economics from the University of California at Santa Barbara. He has been as a board member of Wildwood School in Los Angeles and the Jewish Federation in Los Angeles. Mr. Mirvis is a member of our Audit and Compensation Committees. Mr. Mirvis’ international business experience, operational and production expertise, leadership experience and organizational management have led the Board of Directors to conclude he should serve as a director of our Company.

Timothy D. Vargo serves as Chief Executive Officer and President of Kele, Inc., a company that supplies building automation equipment, and serves as a director of Kele Holdco Inc. Prior to joining Kele, he held a variety of senior executive and board positions at AutoZone, TruckPro and Auto Teile-Unger. Mr. Vargo served as the President, Chief Executive Officer and Chief Restructuring Officer of TruckPro from 2008 to 2010 and served on the board of TruckPro from 2004 to 2010. He was a board member of KKR-owned Auto Teile-Unger from 2003 to 2008. He served as President of AutoZone, Inc. from March 1997 to May 2001, served as its Chief Operating Officer from December 1996 to May 2000 and served on its board of directors from 1997 to 2001. He was appointed as a director of the Company by the Board of Directors in February 2017. Mr. Vargo’s automotive experience, leadership experience and organizational management have led the Board of Directors to conclude that he should serve as a director of our company.

Barbara L. Whittaker is a business strategist and procurement and supply chain expert with extensive experience in the automotive industry, with both original equipment manufacturers and suppliers, and in the aftermarket. In 2010 Mrs. Whittaker founded BW Limited llc, which provides companies business and procurement strategies that lead to improved performance. Previously, Ms. Whittaker worked for the General Motors Corporation and Delphi Automotive in leadership positions of increasing responsibility. Prior to her retirement from General Motors, Ms. Whittaker’s position was Executive Director of Global Purchasing. Mrs. Whittaker previously served in Chevrolet’s Division of General Motors Corporation in Production Control and Scheduling, with an emphasis on Supply Chain. Mrs. Whittaker holds a Bachelor of Industrial Administration degree from General Motors Institute (now Kettering University), MBA degree from Wayne State University, and has also completed the Advanced Management Program at INSEAD in France, and the Executive Development program at University of Michigan. In addition to this formal education, she holds Six Sigma Green Belt certification and is well versed in lean production systems (GMS). She has also held board of directors positions for Detroit Manufacturing Systems, ChannelNet and Piston Group, each of which is privately held. She was appointed as a director of the Company by the Board of Directors in February 2017. Mrs. Whittaker’s automotive experience, supply chain expertise, leadership experience and organizational management have led the Board of Directors to conclude that she should serve as a director of our company.

Corporate Governance Overview

Our corporate governance policies and practices reflect our values, and allow our Board to effectively oversee our company in the interest of creating long-term value. The key elements of our program and their benefits to our stockholders are described below.

OUR POLICY OR PRACTICE	DESCRIPTION AND BENEFIT TO OUR STOCKHOLDERS
STOCKHOLDER RIGHTS
Annual Election of Directors	Our directors are elected annually, allowing our stockholders to hold them accountable for the discharge of their duties.
Single Class of Outstanding Voting Stock	We have no class of preferred stock outstanding, meaning our common stockholders control our company, with equal voting rights. All common stockholders are entitled to vote for all director nominees.
Majority Voting for Director Elections	We have a majority vote standard for uncontested director elections, which increases Board accountability to our stockholders.
Mandatory Director Resignation Policy	Incumbent directors must tender their resignation effective upon the failure to receive the required number of votes and the acceptance by our Board.
Ability to Amend Bylaws	Our stockholders have the ability to amend our bylaws by a majority vote.
No Exclusive Forum or Fee Shifting Bylaws
Our bylaws do not require that certain stockholder disputes be brought in a particular forum nor are stockholders required to pay our legal fees if they do not substantially prevail in any litigation brought against our company.

No Poison Pill	We do not have a stockholder rights plan (commonly referred to as a “poison pill”).
BOARD STRUCTURE
Governance Guidelines	Our Code of Business Conduct and Ethics provide stockholders with information regarding the policies applicable to our Board and officers.
Majority Independent	Nine of our ten director nominees, or 90%, are independent, ensuring that our Board oversees our company without undue influence from management.
Lead Independent Director	Our Lead Independent Director is selected by our independent directors to preside at executive sessions of independent directors.
Director Ownership Guidelines	Under our owneship guidelines, directors are required to own stock worth 3x their base compensation within approximately 5 years of joining the Board.
Committee Governance	Our Board Committees have written charters and are comprised exclusively of independent directors. Committee composition and charters are reviewed annually by our Board.
Overboarding	None of our directors serve on more than three public company boards.
Board Refreshment Process
Our Board’s Nominating and Corporate Governance Committee annually evaluates our directors and Board composition focused on the alignment of director skills and company strategy. One director that served during 2016 has passed away. We appointed two new directors in 2016. We have appointed two new independent directors in 2017 and nominated them to be voted on by stockholders at the Annual Meeting. The nominees for this year’s annual meeting include four directors that were not on our Board at the time of our last annual meeting.

Annual Performance Evaluations
Our Board’s Nominating and Corporate Governance Committee oversees an annual performance evaluation of our Board and its Committees and leadership to ensure that they continue to serve the best interests of stockholders.

Access to Management and Experts
Our Board and Committes have complete access to all levels of management and can engage advisors at our expense, giving them access to employees with direct responsibility for managing our company and experts to help them fulfill their oversight responsiblities on behalf of our stockholders.

Succession Planning
Our Board’s Compensation Committee and/or the full Board reviews senior executive successors to identify and develop our future leaders and ensure business continuity if any of these key employees were to leave our company.

Governance Policies and Guidelines

We have adopted a Code of Business Conduct and Ethics that provides policies for various matters relating to the conduct of our business, including the following key matters:

•	compliance with governmental laws, rules and regulations
•	confidentiality
•	conflicts of interest and corporate opportunities
•	insider trading, which is supplemented by a robust policy applicable to the Company’s directors, officers and employees.
•	director qualifications, including a statement that the Company seeks directors with a diverse set of expertise and experience, that the Company values integrity and the ability to work with other members of the board and senior management, and also that the Company will take into account the diversity of a candidate’s perspectives, background and other demographics and characteristics.

The Code of Business Conduct and Ethics is filed with the SEC and a copy is posted on our website at www.motorcarparts.com. We intend to disclose future amendments to certain provisions of the code, or waivers of such provisions granted to executive officers and directors, on our website within four business days following the date of such amendment or waivers. We will provide a copy of the Code of Business Conduct and Ethics to any person without charge, upon request addressed to the Corporate Secretary at Motorcar Parts of America, Inc., 2929 California Street, Torrance, CA 90503.

Our Board has adopted a number of other policies and guidelines that are intended to ensure good governance and the alignment of interests between the directors and management, on the one hand, and stockholders on the other. Among the written policies are:

•	Related Party Transaction Policy. This policy makes certain material transactions between a company and related persons subject to approval or ratification in order to avoid conflicts of interest or the perception thereof. The policy includes the following terms:
•	“Related Person” includes directors, executive officers, beneficial owners of more than 5% of the Company’s securities, immediate family members of the foregoing, and other related entities.
•	$120,000 materiality threshold for applicability of the policy.
•	The policy requires annual Audit Committee status reports on related person transactions.
•	Various types of transactions are automatically pre-approved under the policy, including regular executive compensation reported on the Company’s proxy statement pursuant to Item 402 of Regulation S-K and ordinary-course transactions where a related person owns 10% or less of the equity interest in another party to the related party transaction.
•	Clawback Policy. This policy allows the Company to recoup certain compensation awards paid to executives in the event of restatement of the financial results upon which the awards were based. The policy includes the following terms:
•	The policy is triggered when there is a restatement to the Company’s financial statements to correct a material error that the Board or Compensation Committee determines is a result of fraud or intentional misconduct of a participant in the Company’s incentive plans.
•	The policy applies to all bonuses, incentive compensation, and equity-based awards granted after the end of fiscal year 2017.
•	Stock Ownership Guidelines. These guidelines serve to align the interests of directors and officers with the Company by requiring them to acquire and hold ) an amount of stock with an aggregate market value equal to a specified multiple of their base salary. The policy includes the following terms:
•	The Chief Executive Officer is expected to hold, within approximately 5 years after attaining his or her position or the date of the guidelines, shares of Company common stock worth 3 times their base salary.

•	Named executive officers other than the Chief Executive Officer are expected to hold, within approximately 5 years after attaining their position or the date of the guidelines, shares of Company common stock worth 2 times their base salary.
•	Directors are expected to hold, within approximately 5 years after attaining their position or the date of the guidelines, shares of Company common stock worth 3 times their base compensation.
•	As of January 24, 2017, the Company’s Chief Executive Officer, was in compliance with these guidelines.

Engagement with stockholders

We actively engage with our stockholders, in person, by phone and through written correspondence. During fiscal 2017, we have met in person with most of our largest stockholders and many other stockholders. We take into account feedback received during those meetings and are constantly looking for ways to improve our corporate governance and executive compensation practices.

Information about Our Non-Director Executive Officers and Significant Employees

Our executive officers (other than executive officers who are also members of our Board of Directors) and significant employees, their ages and present positions with our Company, are as follows:

Name	Age	Position with the Company
Kevin Daly	57	Chief Accounting Officer
Steve Kratz	62	Chief Operating Officer
David Lee	47	Chief Financial Officer
Doug Schooner	47	Chief Manufacturing Officer
Michael Umansky	75	Vice President, Secretary and General Counsel

Our executive officers are appointed by and serve at the discretion of our Board of Directors. A brief description of the business experience of each of our executive officers other than executive officers who are also members of our Board of Directors and significant employees is set forth below.

Kevin Daly has been our Chief Accounting Officer since February 2008. Prior to this, Mr. Daly served as our Vice President, Controller since he joined us in January 2006. From May 2000 until he joined our Company, Mr. Daly served as Corporate Controller for Leiner Health Products Inc., a private label manufacturer of vitamins and over-the-counter pharmaceutical products based in Carson, California. From November 1994 until May 2000, Mr. Daly held various director level finance positions at Dexter Corporation. From November 1988 until October 1994, he held various positions in the finance and controller’s departments of FMC Corporation, based in Chicago, Illinois. From June 1985 to November 1988, Mr. Daly served as Controller of Bio-logic Systems Corp. Mr. Daly is a Certified Public Accountant and worked in the firm of Laventhol & Horwath from 1981 to 1985. Mr. Daly has a Bachelor of Science degree in Accounting from the University of Illinois and a Master of Business Administration degree from the University of Chicago, Booth Graduate School of Business.

Steve Kratz has been our Chief Operating Officer since May 2007. Prior to this, Mr. Kratz served as our Vice President-QA/Engineering since 2001. Mr. Kratz joined our Company in April 1988. Before joining us, Mr. Kratz was the General Manager of GKN Products Company, a division of Beck/Arnley-Worldparts. In addition to serving as our Chief Operating Officer, Mr. Kratz heads our quality assurance, research and development, engineering and information technology departments.

David Lee has been our Chief Financial Officer since February 2008. Prior to this, Mr. Lee served as our Vice President of Finance and Strategic Planning since January 2006, focusing primarily on financial management and strategic planning. Mr. Lee joined us in February 2005 as a Director of Finance and Strategic Planning. His primary responsibilities as Chief Financial Officer are treasury, budgeting and financial management. From August 2002 until he joined us in 2005, he served as corporate controller of Palace Entertainment, Inc., an amusement and water park organization. Prior to this, Mr. Lee held various corporate controller and finance positions for several domestic companies and served in the audit department of Deloitte LLP (formerly known as Deloitte & Touche LLP). Mr. Lee is a Certified Public Accountant. Mr. Lee earned his Bachelor of Arts degree in economics from the University of California, San Diego, and a Master’s in Business Administration degree from the University of California Los Angeles Anderson School of Management.

Doug Schooner has been our Chief Manufacturing Officer since June 2014. Prior to this, he served as our Vice President, Manufacturing from January 2001 to June 2014. He joined the Company in June 1993. Mr. Schooner earned his Bachelor of Science degree in Mechanical Engineering from California State University, Long Beach.

Michael Umansky has been our Vice President and General Counsel since January 2004 and is responsible for all legal matters. His responsibilities also include the oversight of Human Resources. His additional appointment as Secretary became effective September 1, 2005. Mr. Umansky was a partner of Stroock & Stroock & Lavan LLP, and the founding and managing partner of its Los Angeles office from 1975 until 1997 and was Of Counsel to that firm from 1998 to July 2001. Immediately prior to joining our Company, Mr. Umansky was in the private practice of law, and during 2002 and 2003, he provided legal services to us. From February 2000 until March 2001, Mr. Umansky was Vice President, Administration and Legal, of Hiho Technologies, Inc., a venture capital financed producer of workforce management software. Mr. Umansky is admitted to practice law in California and New York and is a graduate of The Wharton School of the University of Pennsylvania and Harvard Law School.

There are no family relationships among our directors or named executive officers. There are no material proceedings to which any of our directors or executive officers or any of their associates, is a party adverse to us or any of our subsidiaries, or has a material interest adverse to us or any of our subsidiaries. To our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding during the last ten years (excluding traffic violations or similar misdemeanors), and none of our directors or executive officers was a party to any judicial or administrative proceeding during the last ten years (except for any matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Based solely on our review of copies of such forms received by us, or written representations from reporting persons that no such forms were required for those persons, we believe that our insiders complied with all applicable Section 16(a) filing requirements during the fiscal year ended March 31, 2016 with the following exceptions:

On June 17, 2016 Mr. Joffe filed a Form 4 that was due on June 15, 2015. On June 26, 2015, Mr. Kratz filed a Form 4 that was due on June 25, 2015. On June 30, 2015, Messrs. Umansky, Lee, Daly, Schooner, and Kratz, and Richard Mochulsky, the vice president of sales, filed Form 4s that were due on June 26, 2015.

Executive Compensation

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers for fiscal 2016 should be read together with the compensation tables and related disclosures set forth below. This discussion contains certain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt in the future may differ materially from currently planned programs as summarized in this discussion.

Executive Compensation Overview. We believe that our executive compensation program has many features that reflect best practices.

What We Do

      ✓   Pay for performance – approximately 56% of our CEO’s 2016 total compensation consists of bonus and equity awards granted by the Compensation Committee based on performance

      ✓   Emphasize long-term performance – approximately 29% of our CEO’s 2016 total compensation was equity-based and tied to creating long-term stockholder value

      ✓   Use double-trigger change of control vesting provisions – Vesting of equity following a change of control requires qualifying termination of employment within two years

      ✓   Maintain rigorous stock ownership guidelines – 3x base salary for our CEO and 2x base salary for our other named executive officers, helping to ensure the alignment of their interests with those of our shareholders

      ✓   Maintain a clawback policy for executive compensation

      ✓   Use an independent compensation consultant retained directly by, and serving at the direction of, the Compensation Committee. In particular, the Compensation Committee has engaged Towers Watson to evaluate changes in the Company’s compensation practices and propose alternate approaches to address the concerns of shareholders and proxy advisory firms

      ✓   Take into account feedback from stockholders, particularly the outcome of the non-advisory vote on the compensation of the Company’s executive officers at the 2016 Annual Meeting of Stockholders

      ✓   Periodically assess risks related to our compensation policies and practices

      ✓   Following termination, obtain releases from liability from and impose restrictive covenants on our departing executives

      ✓   Annually evaluate the Compensation Committee’s performance and review its charter

What We Don’t Do

      ✗   Have employment agreements for executives other than our Chief Executive Officer

      ✗   Provide above-market interest rates in our deferred compensation plan

      ✗   Permit directors or officers to hedge or pledge company stock

      ✗   Grant stock options with an exercise price less than the fair market value on the date of grant

      ✗   Re-price or exchange stock options without stockholder approval

      ✗   Provide tax gross-ups for executives

Financial Performance Highlights.

Net sales and operating income. We are focused on growing our net sales and increasing our profitability. For the last several years, we have achieved:

•	Net sales: 22.3% increase in fiscal 2016 and 42.6% cumulative increase in the fiscal 2014-2016 three-year period
•	Operating income: 14.0% increase in fiscal 2016 and 19.3% cumulative increase in the fiscal 2014-2016 three-year period

Total Stockholder Return. We are focused on maximizing total stockholder return (TSR). TSR measures the return that we have provided our stockholders based on price appreciation. For the last several years we have achieved TSR of:

•	36.7% in fiscal 2016
•	519.6% cumulative in the fiscal 2014-2016 three-year period

In each case, these TSR results outperformed the Nasdaq Composite Total Returns and the Zacks Retail and Wholesale Auto Parts Index.

Executive Compensation Summary.

The retention of experienced, highly-capable and dedicated executives is crucial to the long-term success of our Company. To achieve the goal of recruiting, retaining and motivating our executives, our Compensation Committee has developed an overall executive compensation program that rewards these employees for their contributions to our Company.

The primary objectives of our practices with respect to executive compensation are to:

•	Provide appropriate incentives to our executive officers to implement our strategic business objectives and achieve the desired company performance;
•	Reward our executive officers for their contribution to our success in building long-term shareholder value; and
•	Provide compensation that will attract and retain superior talent and reward performance.

Compensation Components.

With our compensation objectives in mind, our executive officer compensation program consists of five primary elements: (1) base salary; (2) an annual bonus; (3) long-term incentive compensation in the form of equity awards; (4) non-qualified deferred compensation arrangements; and (5) coverage under our broad-based employee benefit plans, such as our group health and 401(k) plans, and executive perquisites.

Base Salary. Base salary is the “fixed” component of our executive compensation intended to meet the objective of attracting and retaining the executive officers of superior talent that are necessary to manage and lead our Company.

Annual Bonus. We utilize annual bonuses that are designed to provide incentives to motivate the achievement of strategic business objectives, desired company performance and individual performance goals.

Equity Award Program. Equity awards are a part of our overall executive compensation program because we believe that our long-term performance will be enhanced through the use of equity awards that reward our executives for maximizing shareholder value over time. Prior to fiscal 2014, we elected to use stock options that vest over time as the primary long-term equity incentive vehicle to promote retention of our key executives, but in subsequent fiscal years we used restricted stock and restricted stock unit awards, which generally vest over time. Our named directors and executive officers currently hold a significant portion of our fully-diluted common stock, substantially through the ownership of stock options and restricted stock. In determining the number of stock options and/or restricted stock to be granted to executives, we historically have taken into account the individual’s position, scope of responsibility, ability to affect profits and shareholder value and the value of the stock options and/or restricted stock in relation to other elements of the individual executive’s total compensation. In fiscal 2011, we adopted our 2010 Incentive Award Plan, and we amended and restated this plan in fiscal 2013 to increase the number of shares of our common stock available for grant under the plan to 1,750,000. This amendment and restatement was approved by our stockholders at the Annual Meeting of Stockholders held on March 28, 2013. At our Annual Meeting of Stockholders held on March 31, 2014, our stockholders approved a second amendment and restatement of the 2010 Plan that further increased the number of shares of common stock reserved for grant under the 2010 Plan from 1,750,000 to 2,750,000.

Deferred Compensation Benefits. We offer a non-qualified deferred compensation plan to selected executive officers which provides unfunded, non-tax qualified deferred compensation benefits. We believe this program helps promote the retention of our senior executives. Participants may elect to contribute a portion of their compensation to the plan and we made matching contributions of 100% of each participant’s elective contributions to the plan up to 3% of the participant’s compensation for the year. Contributions for fiscal 2016 and year-end account balances for those executive officers can be found in the Non-Qualified Deferred Compensation table.

Other Benefits. We provide to our executive officers medical benefits that are generally available to our other employees. Executives are also eligible to participate in our other broad-based employee benefit plans, such as our long and short-term disability, life insurance and 401(k) plan. Historically, the value of executive perquisites, as determined in accordance with the rules of the SEC related to executive compensation, has not exceeded 10% of the base salary of any of our executives.

Determination of Compensation Decisions.

The Compensation Committee is responsible for establishing, developing and maintaining our executive compensation program. The role of the Compensation Committee is to oversee our compensation and benefits plans and policies, administer our equity incentive plans and review and approve all compensation decisions relating to all executive officers and directors. In order for the Compensation Committee to perform its function, the following process for determining executive compensation decisions has been followed. In addition to the process outlined below, the Compensation Committee also may grant bonuses based on criteria developed independently of the process described below (any such bonuses are referred to as “Non-OGSM Bonuses”). For fiscal 2016, the only Non-OGSM Bonuses granted were $100 year-end bonuses.

Determining Goals.

Prior to the beginning of each fiscal year, senior executives and department heads consult with each other and establish the Objective Goals Strategies and Measures (the “OGSM”) for our Company. The OGSM sets forth performance goals for each department of our Company and for the executive employees of the Company for the upcoming fiscal year. The OGSM provides a basis for developing a base financial operating plan for the upcoming fiscal year. The base financial operating plan, which is developed in conjunction with the OGSM process, is reviewed and approved by our Board of Directors.

The single objective of the company is to build shareholder value and is defined as such as the Objective in the OGSM. The purpose of the OGSM is to build shareholder value, and the goals are designed to further that purpose. These Goals are developed to ensure two major areas are addressed. First is our shorter term operating and budgeted metrics, including targets for sales, gross margins, operating income, EBITDA and earnings both in aggregate and on a per share basis. In addition to these income statement goals, we also set goals to manage key balance sheet metrics including allocation of capital, and returns on that capital, and inventory turns relative to customer service levels. Second, the goals also are developed to accomplish our strategic objectives both for near term and longer term outlooks, including growing market share, optimum long term footprint planning, longer term succession and strategic business direction. Each of the goals set are discussed with and approved by the Board. The Strategies are the tactics we choose to accomplish our goals and the Measurements are what the Company uses to track the success of the various goals and to determine the effectiveness of the particular managers in performing their duties. The measurements are the key driver in determining management bonuses.

Once the management OGSM meetings are concluded, the management team develops a budget for the year and the OGSM and budget for the year are presented to the Board. Following approval of the relevant measures, the OGSM and budget become our key controlling document in tracking managements performance for the year. Budget to actual and discussions of initiatives are presented to the Board on a quarterly basis.

Once year-end numbers are finalized the Compensation Committee, in consultation with the CEO and CFO, analyze the results in total and determines year-end bonuses. Before any bonus for management is considered, the Company must hit a qualifying EBITDA level (which it did in fiscal 2016). If that qualifying EBITDA number is accomplished then the detail target operating metrics are evaluated relative to the measurements set by the plan and by where the responsibility of those metrics lie as identified in the OGSM. Key metrics that the Compensation Committee evaluates include sales targets, gross margins, customer service levels, EBITDA, net income, earnings per share, pre-tax return on invested capital and inventory turns. The Company believes that return on invested capital is indicative of performance relative to the key balance sheet metrics. For the bonus computation, 70% relates to these fundamental metrics and the other 30% relates to progress relative to the Company’s and the individual’s strategic objectives. Each executive is judged on the measurement of the contribution that the executive has had on accomplishing strategic objectives of the Company.

Determining Executive Compensation.

In determining specific components of compensation, the Compensation Committee considers individual performance, level of responsibility, skills and experience, among others. The Company uses guidelines prepared by its consulting firm, relative to appropriate compensation levels after assessing our peer group, and adapts this to the position of each executive in the Company.

Our general policy for setting base salaries of our named executive officers (the “Senior Executives”) is to only increase such salaries in the case of promotions or significant increases to an officer’s duties and responsibilities. Such increases to base salaries are reviewed by the Compensation Committee on a case-by-case basis. There were no salary increases in fiscal 2016, except for (i) an increase in Mr. Daly’s salary from $208,000 to $250,000, which took effect on February 1, 2016 and was based on the Committee’s evaluation of the executive compensation review conducted by Towers Watson in August 2015 and summarized in a report dated August 31, 2015 (the “Fiscal 2016 Towers Report”) with respect to the position of Chief Accounting Officer and its review and evaluation of Mr. Daly’s performance as Chief Accounting Officer of the Company and (ii) an increase in Mr. Lee’s salary from $220,000 to $290,000, which took effect on September 7, 2015 and was based on the Committee’s evaluation of the Fiscal 2016 Towers Report with respect to the position of Chief Financial Officer and its review and evaluation of Mr. Lee’s performance as Chief Financial Officer of the Company.

At the end of the fiscal year, department heads assess their progress against the base financial operating plan and evaluate their results. These self-assessments are presented to the Chief Executive Officer who then undertakes his own evaluation of the executives’ performance. This involves a two-step process whereby the Chief Executive Officer evaluates: (i) our Company’s actual financial performance against the budget, taking into account events that may be beyond the control of any given Senior Executive’s performance initiatives and (ii) each Senior Executive’s performance against his performance goals as set by the OGSM. The Chief Executive Officer considers both the financial performance of our Company and individual performance relative to each performance goal of the Senior Executives to develop bonus recommendations for each Senior Executive guided by the framework of our compensation consultant’s most recent review and the process described above.

The Compensation Committee reviews the performance evaluations of the Senior Executives and assesses the specific OGSM goals and execution of such goals for each Senior Executive. The Chief Executive Officer then presents his bonus recommendations for the Senior Executives to the Compensation Committee (the “OGSM-based Bonus Recommendations”). The Compensation Committee then decides whether to approve or adjust the OGSM-based Bonus Recommendations. The Compensation Committee evaluates all of the factors considered by the Chief Executive Officer and reviews the compensation summaries for each Senior Executive, including base salary, bonus, equity awards (if any), deferred compensation benefits and other benefits. In determining specific components of compensation, the Compensation Committee considers individual performance measured against the target metrics described above, level of responsibility, skills and experience.

Based on its review and evaluation, the Compensation Committee makes the final determination of the bonuses to be paid to the Senior Executives based on the OGSM process (the “OGSM Bonuses”), and after taking into account any other factors (including factors that were not performance objectives) that it deems relevant in its discretion, and reports its decisions to the entire Board of Directors.

Our Compensation Committee performs an annual review of our compensation policies, including the appropriate mix of base salary, bonuses and long-term incentive compensation. The Compensation Committee also reviews and approves all long-term incentive compensation and other benefits (including our 401(k) and our non-qualified deferred compensation plan).

Determining Chief Executive Officer Compensation.

The Compensation Committee is responsible for evaluating the performance of Mr. Joffe, our Chief Executive Officer, and setting his annual compensation. In determining these elements of compensation for Mr. Joffe, the Compensation Committee considered the contributions Mr. Joffe has made to our Company both from strategic and operational perspectives. The Compensation Committee reviews the key operating results and key strategic initiatives of our Company against the goals and base financial plan contained in the OGSM to determine if the Chief Executive Officer has achieved the goal set for him to build shareholder value while maintaining favorable operating metrics. The Compensation Committee also takes into consideration the standard of living of the Los Angeles vicinity in which our corporate offices are located. The Compensation Committee separately reviews all relevant information, including reports provided by its outside consultant, and arrives at its decision for the Chief Executive Officer’s total compensation. The Compensation Committee uses the OGSM process outlined above to assess the overall performance of the CEO and to determine his bonus.

The Compensation Committee has determined to evaluate the Chief Executive Officer’s performance based on a variety of objective and subjective performance measures (taking into account guidelines from its consulting firm and the OGSM process described above), so that the Committee’s experience and judgment can be exercised, along with an understanding of the context and industry dynamics. The Compensation Committee believes this approach allows the directors to appropriately reward our Chief Executive Officer for outstanding performance relative to the benchmark metrics that the board has set from the OGSM process and to reduce his compensation for disappointing performance, in light of all the circumstances. Mr. Joffe does not participate in any decision regarding his compensation.

On May 18, 2012, we entered into a new employment agreement with Mr. Joffe which sets his base salary at $600,000 which will be reviewed from time to time in accordance with the Company’s established procedures for adjusting salaries of similarly situated employees. On June 12, 2014 we entered into a first amendment to the new employment agreement with Mr. Joffe which sets his base salary at $700,000 effective July 1, 2014. See the “Employment Agreements” section below for a further discussion of certain compensation amounts payable to Mr. Joffe pursuant to his employment agreement. Upon making its determination, the Compensation Committee reports its recommendations concerning Mr. Joffe’s compensation to the entire Board of Directors.

Compensation Committee Consultant.

The Compensation Committee previously retained Towers Watson in August 2015 as its outside compensation consultant to conduct a compensation review for the top eighteen executive positions at the Company (the “Fiscal 2016 Review”) and retained Towers Watson during fiscal 2017 (the “Fiscal 2017 Review”) for a further review in light of the results of our advisory vote on compensation at our 2016 annual stockholders meeting. Towers Watson does not perform any other consulting work or any other services for our Company, reports directly to the Compensation Committee, and takes direction from the Chairman of the Compensation Committee. The Compensation Committee has assessed the independence of Towers Watson pursuant to the rules prescribed by the SEC and has concluded that no conflict of interest existed in fiscal 2016 or currently exists that would prevent Towers Watson from serving as an independent consultant to the Compensation Committee. The Compensation Committee engaged Towers Watson to prepare a complete competitive assessment of our executive compensation practices in 2004, an updated assessment of the compensation of our Chief Executive Officer in 2006, a complete executive compensation assessment in 2009, a complete executive compensation review in 2011, and an updated assessment of the compensation of our Chief Executive Officer in 2012 (completed in fiscal 2013) and the Fiscal 2016 Review and the Fiscal 2017 Review.

The Compensation Committee considers analysis and advice from its outside consultant when making compensation decisions for the Chief Executive Officer and other senior executives. The outside consultant’s work for the Compensation Committee includes data analysis, market assessments, benchmarking and preparation of related reports.

Peer Group. While the Compensation Committee does not itself undertake a formalized benchmarking process, it does review the assessment provided by its outside consultant detailing the competitiveness of our executive compensation relative to our peer group when making its executive compensation decisions. Our peer group for compensation purposes included Dorman Products Inc., Drew Industries Inc., Fuel Systems Solutions, Inc., Gentex Corp., Modine Manufacturing Co., Remy International, Inc., Shiloh Industries Inc., Spartan Motors Inc., Standard Motor Products Inc., Stoneridge Inc., Strattec Security Corp., Gentherm, Inc. and Superior Industries International Inc. The Compensation Committee believed that this peer group was an appropriate basis for assessing the competitiveness of our executive compensation for fiscal 2016.

Fiscal 2016 Towers Report. In reaching its executive compensation decisions for fiscal 2016, the Compensation Committee considered analysis and advice contained in the Fiscal 2016 Towers Report regarding the competitiveness of our executive compensation in comparison to our peer group and compensation surveys. Towers Watson determined that in aggregate the compensation levels reviewed by Towers Watson were within the competitive range with variations by position. The compensation levels assessed by Towers Watson were based on actual payments or grants, as the case may be, of base salary, bonuses and long-term incentive grants. In reaching its conclusions, Towers

Watson applied the following standards for determining that compensation is in line with competitive market practices: base salary between 90% and 110% of the median base salary; total cash compensation (base salary plus bonus) between 85% and 115% of the median total cash compensation; and total direct compensation (total cash compensation plus long-term incentive grants) between 80% and 120% of the median total direct compensation.

Current Compensation Consultant Engagement. In light of the outcome of the advisory vote on the compensation of the Company’s named executive officers at the 2016 Annual Meeting of Shareholders , the Compensation Committee has engaged Towers Watson to perform the Fiscal 2017 Review and evaluate possible changes in the Company’s compensation practices and prepare alternative approaches to address the concerns of shareholders who voted against the compensation of the Company’s named executive officers. Because our executive compensation program for fiscal 2016 (which ended March 31, 2016) was already in place at the time of our 2016 annual meeting of stockholders (which was held March 24, 2016), the Compensation Committee was unable to adjust the compensation programs for fiscal 2016 in light of the stockholder vote.

Senior Executive Compensation Decisions (Other than the Chief Executive Officer).

The Compensation Committee made its decisions for each of our Senior Executives (other than the Chief Executive Officer) with respect to OGSM Bonuses following the process described above, in each case the performance goals apply with respect to both the Company’s rotating electrical and undercar businesses:

Kevin Daly, Chief Accounting Officer

•	Provide timely and accurate services and information to our management, Board of Directors and other stakeholders
•	Improve top-level financial knowledge and accounting controls and maintain regulatory compliance with accounting standards and practices
•	Keep abreast of all financial accounting pronouncements that may affect our financial reporting or financial strategies

David Lee, Chief Financial Officer

•	Monitor all metrics that may have an impact on our financial performance
•	Maintain an effective treasury function, including budgeting and forecasting
•	Manage our cash flows
•	Minimize the loan and interest expenses we incur
•	Manage our shareholder relations

Steve Kratz, Chief Operating Officer

•	Evaluate and manage the key operating metrics for us
•	Increase quality of our product
•	Implement strategies aimed at reducing our product costs and warranty rates
•	Manage our recovery operations
•	Improve our customer support services
•	Manage and improve the performance of our information technology systems

Doug Schooner, Chief Manufacturing Officer

•	Maximize all manufacturing efficiencies to ensure fill rates to our customers
•	Ensure the quality of our products through the manufacturing process
•	Maintain appropriate levels of offshore production volume and capacity
•	Maintain a global manufacturing and multifunctional support group
•	Reorganize special order department to maintain changing unit technology

•	Complete the reorganization of the production shop
•	Improve product costs

Michael Umansky, Vice President, Secretary and General Counsel

•	Limit our legal and other risk exposure
•	Manage any litigation
•	Control our legal and insurance costs
•	Maintain our compliance standards, including compliance with SEC rules and regulations
•	Manage our investor relations communications
•	Develop and protect intellectual property for our business processes
•	Advise on and implement any transactional business opportunities, including acquisitions, financings, SEC correspondence and customer contracts
•	Oversee certain administrative functions, including human resource functions
•	Determine and negotiate all required insurance
•	Supervise contractual obligations

The Compensation Committee approved the following base salaries, Non-OGSM Bonuses and OGSM Bonuses earned during fiscal 2016 for these Senior Executives:

Name	Base Salary	Non-OGSM Bonus	OGSM Bonus
David Lee	$290,000	$100	$101,000
Kevin Daly	$250,000	$100	$58,800
Steve Kratz	$350,000	$100	$91,000
Michael Umansky	$506,000	$100	$123,900
Doug Schooner	$294,000	$100	$101,000

Chief Executive Officer Compensation Decisions.

The Compensation Committee made its decisions for the Chief Executive Officer’s Fiscal 2016 OGSM Bonus (other than the Non-OGSM Bonus) following the process described above and has established the following key individual performance goals:

•	Overall responsibility for the financial results of the Company
•	Develop key strategies in all areas aimed at driving our Company value
•	Strengthen our relationships with key customers through long-term arrangements
•	Ensure appropriate information is communicated to our Board of Directors
•	Ensure that the appropriate management team and corporate focus is in place
•	Develop an appropriate succession plan
•	Maintain the appropriate financial structure for our Company, including, but not limited to, budgets and operating focus
•	Make decisions on all key initiatives proposed by senior management
•	Build sales
•	Evaluate and propose systems and initiatives for continuous improvement in all disciplines of our business
•	Identify and drive any acquisitions
•	Integrate acquired businesses
•	Prepare the infrastructure and develop plans to grow the Company

The Compensation Committee did not review Mr. Joffe’s base salary in fiscal 2016; however, effective July 1, 2014, his base salary was set at $700,000. See the “Employment Agreement” section below for a further discussion of certain compensation amounts payable to Mr. Joffe pursuant to his employment agreement. The Compensation Committee approved a Fiscal 2016 OGSM Bonus for Mr. Joffe of $700,000.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, (the “Code”) generally disallows a tax deduction for annual compensation in excess of $1.0 million paid to our named executive officers. Qualifying performance-based compensation (within the meaning of Section 162(m) of the Code and regulations) is not subject to the deduction limitation if specified requirements are met. We generally intend to structure the performance-based portion of our executive compensation, when feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, our Board of Directors or Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By Members of the Compensation Committee

Rudolph J. Borneo, Chairman
Philip Gay
Duane Miller
Jeffrey Mirvis

Compensation Risk Analysis

The preceding “Compensation Discussion and Analysis” section generally describes our compensation policies, plans and practices that are applicable for our executives and management. Our Compensation Committee reviews the relationship between our risk management policies and practices, corporate strategy and compensation practices. Our Compensation Committee has determined that these plans and practices, as applied to all of our employees, including our executive officers, does not encourage excessive risk taking at any level of our Company. The Compensation Committee does not believe that risks arising from its compensation plans, policies or practices are reasonably likely to have a material adverse effect on our Company.

Summary Compensation Table

The following table sets forth information concerning fiscal 2016, 2015 and 2014 compensation of our named executive officers.

Name & Principal Position	Fiscal Year	Salary	Bonus (1)	Stock Awards	Options Awards (2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation (4)	Total
Selwyn Joffe	2016	$700,000	$700,100	$389,125	$374,663	$—	$—	$327,520	$2,491,817
Chairman of the Board, President and CEO	2015	674,616	1,778,834	1,350,893	—	—	—	223,056	4,027,399
	2014	600,000	1,174,806	434,312	374,790	—	—	729,209	3,313,117

David Lee	2016	$262,192	$101,100	$96,503	$92,951	$—	$—	$70,200	$622,946
Chief Financial Officer	2015	220,000	324,260	84,841	89,510	—	—	61,990	780,601
	2014	220,000	208,458	108,112	93,586	—	—	57,004	687,160

Kevin Daly	2016	$214,462	$58,900	$52,921	$50,050	$—	$—	$29,591	$405,924
Chief Accounting Officer	2015	208,000	187,919	45,860	48,124	—	—	24,663	514,566
	2014	208,000	133,386	57,784	50,151	—	—	23,493	472,815

Steve Kratz	2016	$350,000	$91,100	$105,842	$101,531	$—	$—	$25,630	$674,103
Chief Operating Officer	2015	350,000	374,646	91,720	96,247	—	—	22,696	935,309
	2014	350,000	271,248	129,548	111,497	—	—	20,623	882,916

Michael Umansky	2016	$506,000	$124,000	$68,486	$67,211	$—	$—	$85,551	$851,248
Vice President, Secretary and General Counsel	2015	506,000	316,343	59,618	63,523	—	—	56,414	1,001,898
	2014	506,000	194,920	77,356	67,167	—	66,006	55,618	967,066

Doug Schooner	2016	$294,000	$101,100	$84,051	$80,081	$—	$—	$71,246	$630,478
Chief Manufacturing Officer	2015	286,385	265,089	59,618	61,598	—	—	62,767	735,457
	2014	250,000	182,388	75,492	64,928	—	333	56,905	630,045
(1)	Bonus amounts for each named executive officer represent the bonus amount earned for each respective fiscal year and include a $100 bonus paid to each of the Company’s employees during December of each year, including the named executive officers.
(2)	Option award amounts represent the aggregate grant date fair value of options granted during the fiscal years ended March 31, 2016, 2015, and 2014.
(3)	All amounts represent nonqualified deferred compensation earnings.
(4)	The following chart is a summary of the items that are included in the “All Other Compensation” totals for the fiscal year ended March 31, 2016:
Name	Automobile Expenses	Health Insurance Premiums	401K Employer’s Contribution	Deferred Compensation Plan Employer’s Contribution	Other	Total
Selwyn Joffe	$18,000	$86,426	$8,861	$214,233	$—	$327,520
David Lee	$—	$62,426	$7,774	$—	$—	$70,200
Kevin Daly	$—	$21,914	$6,043	$1,634	$—	$29,591
Steve Kratz	$—	$21,914	$3,716	$—	$—	$25,630
Michael Umansky	$1,097	$43,585	$11,890	$28,978	$—	$85,551
Doug Schooner	$—	$62,426	$8,820	$—	$—	$71,246

2016 Grants of Plan-Based Awards

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (1)	All Other Option Awards: Number of Securities Underlying Options (1)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Selwyn Joffe	9/4/2015	—	26,200	$31.13	$374,663
Selwyn Joffe	9/4/2015	12,500	—	$31.13	$389,125
David Lee	9/4/2015	—	6,500	$31.13	$92,951
David Lee	9/4/2015	3,100	—	$31.13	$96,503
Kevin Daly	9/4/2015	—	3,500	$31.13	$50,050
Kevin Daly	9/4/2015	1,700	—	$31.13	$52,921
Steve Kratz	9/4/2015	—	7,100	$31.13	$101,531
Steve Kratz	9/4/2015	3,400	—	$31.13	$105,842
Michael Umanksy	9/4/2015	—	4,700	$31.13	$67,211
Michael Umanksy	9/4/2015	2,200	—	$31.13	$68,486
Doug Schooner	9/4/2015	—	5,600	$31.13	$80,081
Doug Schooner	9/4/2015	2,700	—	$31.13	$84,051
(1)	These awards generally vest in three equal annual installments beginning on the first anniversary of the grant date subject to continued employment.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes information regarding equity awards granted to our named executive officers that remain outstanding as of March 31, 2016.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable Vested	Number of Securities Underlying Unexercised Options (#) Unexercisable Unvested		Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Unvested (#)		Market Value of Shares or Units of Stock Unvested ($)
Selwyn Joffe
	75,000	—		—	$12.00	8/30/2016
	109,100	—		—	$6.46	12/27/2022
	124,100	—		—	$6.46	12/27/2022
	55,800	27,900	(1)	—	$9.32	9/2/2023
	—	26,200	(4)	—	$31.13	9/3/2025
							15,534	(1)	$589,981
							34,393	(3)	$1,306,246
							12,500	(4)	$474,750
David Lee
	30,900	—		—	$6.46	12/27/2022
	13,933	6,967	(1)	—	$9.32	9/2/2023
	3,100	6,200	(2)	—	$22.93	6/21/2024
	—	6,500	(4)	—	$31.13	9/3/2025
							3,866	(1)	$146,831
							2,467	(2)	$93,697
							3,100	(4)	$117,738
Kevin Daly
	—	3,734	(1)	—	$9.32	9/2/2023
	—	3,333	(2)	—	$22.93	6/21/2024
	—	3,500	(4)	—	$31.13	9/3/2025
							2,066	(1)	$78,467
							1,333	(2)	$50,627
							1,700	(4)	$64,566
Steve Kratz
	21,900	—		—	$6.46	12/27/2022
	16,600	8,300	(1)	—	$9.32	9/2/2023
	3,333	6,667	(2)	—	$22.93	6/21/2024
	—	7,100	(4)	—	$31.13	9/3/2025
							4,634	(1)	$175,999
							2,667	(2)	$101,293
							3,400	(4)	$129,132

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable Vested	Number of Securities Underlying Unexercised Options (#) Unexercisable Unvested		Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Unvested (#)		Market Value of Shares or Units of Stock Unvested ($)
Michael Umansky
	7,400	—		—	$6.46	12/27/2022
	10,000	5,000	(1)	—	$9.32	9/2/2023
	2,200	4,400	(2)	—	$22.93	6/21/2024
	—	4,700	(4)	—	$31.13	9/3/2025
							2,766	(1)	$105,053
							1,733	(2)	$65,819
							2,200	(4)	$83,556
Doug Schooner
	—	4,834	(1)	—	$9.32	9/2/2023
	2,133	4,267	(2)	—	$22.93	6/21/2024
	—	5,600	(4)	—	$31.13	9/3/2025
							2,700	(1)	$102,546
							1,733	(2)	$65,819
							2,700	(4)	$102,546
(1)	This award vests in three equal annual installments beginning on the first anniversary of the grant date, September 3, 2013, subject to continued employment.
(2)	This award vests in three equal annual installments beginning on the first anniversary of the grant date, June 24, 2014, subject to continued employment.
(3)	This award vests in three equal annual installments beginning on the first anniversary of the grant date, June 11, 2014, subject to continued employment.
(4)	This award vests in three equal annual installments beginning on the first anniversary of the grant date, September 4, 2015, subject to continued employment.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Selwyn Joffe	325,000	$7,314,412	32,729	$1,020,246
David Lee	7,500	$162,056	5,100	$161,443
Kevin Daly	10,900	$243,350	2,734	$86,544
Steve Kratz	10,000	$250,176	5,966	$188,894
Michael Umansky	—	$—	3,634	$115,040
Doug Schooner	26,333	$655,616	3,567	$112,913

Nonqualified Deferred Compensation

The following table sets forth certain information regarding contributions, earnings and account balances under our Amended and Restated Executive Deferred Compensation Plan, our only defined contribution plan that provides for the deferral of compensation on a basis that is not-tax qualified, for each of the named executive officers as of fiscal year ended March 31, 2016. A description of the material terms and conditions of the Amended and Restated Executive Deferred Compensation Plan follows.

Name	Executive Contributions in Last FY(1)	Registrant contribution in last FY(2)	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FY
Selwyn Joffe	$583,664	$214,233	$(23,942)	$—	$19,983
David Lee	$—	$—	$—	$—	$—
Kevin Daly	$1,634	$1,634	$75	$—	$—
Steve Kratz	$—	$—	$—	$—	$—
Michael Umansky	$59,325	$28,978	$(84)	$—	$604,726
Doug Schooner	$—	$—	$—	$—	$—

The following table shows our contribution to each named executive officer’s account:

Name	Contribution	Interest (a)	Total
Selwyn Joffe	$214,233	$—	$214,233
David Lee	$—	$—	$—
Kevin Daly	$1,634	$—	$1,634
Steve Kratz	$—	$—	$—
Michael Umansky	$28,978	$—	$28,978
Doug Schooner	$—	$—	$—
(a)	No interest is paid by the registrant.

Nonqualified Deferred Compensation Plan

We maintain the Motorcar Parts of America, Inc. Amended and Restated Executive Deferred Compensation Plan, an unfunded, non-qualified deferred compensation plan for a select group of management or highly compensated employees, including our named executive officers. Participants in the plan may elect to defer up to 100% of their gross W-2 compensation. We make matching contributions of 100% of each participant’s elective contributions to the plan, up to 3% of the participant’s compensation for the plan year or such other limit as the plan administrator determines in its discretion. The plan is designed to defer taxation to the participant on contributions and notional earnings thereon until distribution upon a separation of service, death, disability, change of control, unforeseeable emergency or in accordance with a participant’s previously made distribution elections, in each case as more specifically defined in the plan. Insurance annuity contracts provide funding for the plan, however, the annuity contracts are owned by us and remain subject to claims of our general creditors.

Employment Agreements

New Employment Agreement

On May 18, 2012, we entered into a new employment agreement (the “New Employment Agreement”) with Mr. Joffe, which terminates and supersedes Mr. Joffe’s previous employment agreement that was to expire on August 31, 2012. The New Employment Agreement provides for Mr. Joffe to serve as our Chairman, President and Chief Executive Officer for a term expiring on August 31, 2015, unless extended or earlier terminated. Pursuant to the New Employment Agreement, Mr. Joffe’s base salary was set at $600,000 per year and will be reviewed from time to time in accordance with our established procedures for adjusting salaries for similarly situated employees. Mr. Joffe is eligible to participate in our Annual Incentive Plan adopted and amended from time to time by the Board (the “Annual Incentive Plan”), with a target bonus equal to 100% of Mr. Joffe’s salary (the “Annual Incentive Bonuses”).

In June 2014, the Company and Mr. Joffe entered into Amendment No. 1 to the New Employment Agreement pursuant to which, effective as of July 1, 2014, (i) the last day of Mr. Joffe’s term of employment was changed from August 31, 2015 to July 1, 2019 and (ii) his base salary was increased from $600,000 to $700,000 per year. All other terms and conditions of the New Employment Agreement remain the same.

Pursuant to the New Employment Agreement, Mr. Joffe will also be eligible to receive annual awards under the 2010 Plan in such amounts as are determined by the Compensation Committee as administrator of the 2010 Plan in its sole and absolute discretion (the “Annual Awards”). Such awards may be in the form of options, restricted stock, restricted stock units, performance shares, performance units or such other form of award as determined by the Compensation Committee as administrator of the 2010 Plan in its sole and absolute discretion.

The Annual Incentive Bonuses, the Initial Equity Awards and the Annual Awards, to the extent they constitute “incentive-based compensation” under Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be subject to clawback by us to the extent required by Section 10D(b)(2) of the Exchange Act, as determined by the applicable rules and regulations promulgated thereunder from time to time by the U.S. SEC, as limited by California law to the extent California law applies.

Pursuant to the New Employment Agreement, Mr. Joffe will also receive: (i) four weeks paid vacation each year during the term of the New Employment Agreement pursuant to our written vacation policy; (ii) a $1,500 monthly automobile allowance and payment by us of certain automobile-related expenses; (iii) during the term of the New

Employment Agreement, if Mr. Joffe does not elect medical insurance coverage for himself and his eligible family through us, an allowance for such medical insurance in an amount equal to the cost which would have been incurred by us in supplying such coverage for Mr. Joffe and his eligible family; and (iv) $24,000 per year to be used by Mr. Joffe to purchase disability insurance for his benefit (the “Disability Insurance Payment” and, together with the benefits described in clauses (i), (ii) and (iii), the “Benefits”).

The New Employment Agreement terminates on the date of Mr. Joffe’s death, in which event his accrued salary and Annual Incentive Bonus, if any, and reimbursable expenses and Benefits owing to him through the date of his death shall be paid to his estate, and his estate shall assume certain of his rights as specified in the New Employment Agreement.

In the event that Mr. Joffe’s employment is terminated as result of his physical or mental illness or incapacity as determined in accordance with the procedures set forth in the New Employment Agreement, he will be entitled to receive his accrued salary and Annual Incentive Bonus, if any, reimbursable expenses and Benefits owing to him through the date of termination and payment of the benefits pursuant to any disability insurance policy purchased by Mr. Joffe with the Disability Insurance Payment.

In the event that Mr. Joffe’s employment is terminated by us for Cause (as defined in the New Employment Agreement), we will be released from any and all further obligations under the New Employment Agreement, except that we will pay Mr. Joffe his accrued salary and Annual Incentive Bonus, if any, and reimbursable expenses and Benefits owing to him through the date of his termination.

In the event that Mr. Joffe’s employment is terminated by us without Cause (as defined in the New Employment Agreement) or Mr. Joffe voluntarily terminates the New Employment Agreement for Good Reason (as defined in the New Employment Agreement), then we will pay through the later of the date which is two years after the termination date or the last day of the term of the New Employment Agreement: (i) his salary as in effect immediately prior to the termination date; (ii) his average bonus earned for the two years immediately prior to the year in which the New Employment Agreement is terminated (or if such termination occurs within the first three months of our fiscal year, for the second and third years preceding the year in which such termination occurs); (iii) the Benefits; and (iv) reimbursable expenses.

If a Change in Control (as defined in the New Employment Agreement) occurs and Mr. Joffe voluntarily terminates the New Employment Agreement for Good Reason (as defined in the New Employment Agreement) or Mr. Joffe’s employment is terminated by us without Cause (as defined in the New Employment Agreement) within two years following a Change in Control, then Mr. Joffe will be entitled to receive either the severance benefit as described in the next sentence of this paragraph or the benefits described in the immediately preceding paragraph, whichever is more favorable to Mr. Joffe, and we will pay Mr. Joffe any reimbursable expenses owed to him through the termination date. The severance benefit will be equal to (i) two times Mr. Joffe’s salary at the annual rate in effect immediately prior to the date of the Change in Control plus (ii) two times Mr. Joffe’s average bonus earned for the two years immediately prior to the year in which the Change in Control occurs. The severance benefit will be paid to Mr. Joffe in a lump sum as soon as practicable, but no later than 30 days following the termination date.

In the event that the benefits provided for in the New Employment Agreement or otherwise payable to Mr. Joffe constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and will be subject to the excise tax imposed by Section 4999 of the Code, Mr. Joffe will receive the greater of: (i) the largest portion, up to and including the total, of such benefits or (ii) the largest aggregate amount of such benefits that would result in no portion thereof being subject to excise tax under Section 4999 of the Code, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes and excise tax under Section 4999 of the Code, results in Mr. Joffe’s receipt, on an after-tax basis, of the greatest amount of the benefit.

The New Employment Agreement prohibits Mr. Joffe during the term of the New Employment Agreement or at any time thereafter from using or disclosing to any third party any of our confidential information and trade secrets. Pursuant to the New Employment Agreement, during the term of the New Employment Agreement, Mr. Joffe is also prohibited from: (i) competing with us; or (ii) soliciting or inducing any creditor, customer, supplier, officer, executive or agent of us or any of our subsidiaries or affiliates to sever its relationship with or leave the employ of any such entities.

Pursuant to the New Employment Agreement, we agreed to reimburse Mr. Joffe for all reasonable legal fees and disbursements incurred by him in connection with the negotiation, preparation and execution of the New Employment Agreement.

In conformity with our policy, all of our directors and officers execute confidentiality and nondisclosure agreements upon the commencement of employment. The agreements generally provide that all inventions or discoveries by the employee related to our business and all confidential information developed or made known to the employee during the term of employment shall be our exclusive property and shall not be disclosed to third parties without our prior approval.

Potential Payments Upon Termination or Change in Control Table

The following table provides an estimate of the inherent value of Mr. Joffe’s employment agreement described above, assuming the agreement was terminated on March 31, 2016, the last business day of fiscal 2016. Please refer to “Employment Agreements” for more information.

Benefit	Termination by Company for Cause (1)	Death (2)	Disability (3)	Voluntary Termination by Mr. Joffe for Good Reason or Termination by Company w/o Cause (4)	After Change in Control: Voluntary Termination by Mr. Joffe (5)
Salary Contribution	$—	$—	$—	$1,400,000	$1,400,000
Bonus	$700,000	$700,000	$700,000	$1,700,200	$1,700,200
Executive Awards (6)	$—	$1,292,166	$1,292,166	$1,292,166	$1,292,166
Healthcare	$—	$—	$24,000	$172,852	$—
Automobile Allowance (7)	$—	$—	$—	$36,000	$—
Accrued Vacation Payments	$99,648	$99,648	$99,648	$207,340	$99,648
(1)	Upon a termination for cause, Mr. Joffe will be entitled to his accrued salary, bonus, if any, reimbursable expenses, and benefits owing to him through the day of his termination.
(2)	Mr. Joffe’s employment term will end on the date of his death. Upon such event, Mr. Joffe’s estate will be entitled to receive his accrued salary, bonus, if any, benefits (including accrued but unused vacation time) and reimbursable expenses, owing to Mr. Joffe through the date of his death. In addition, Mr. Joffe’s estate will assume Mr. Joffe’s rights under our equity incentive plans and certain of his rights under his New Employment Agreement.
(3)	If during the employment term, Mr. Joffe is terminated by us as a result of his physical or mental illness or incapacity as determined in accordance with the procedures set forth in the New Employment Agreement, Mr. Joffe will be entitled to receive his accrued salary, bonus, if any, reimbursable expenses, and benefits owing to Mr. Joffe through the date of termination. In addition, Mr. Joffe will be entitled to receive the benefits payable pursuant to a disability insurance policy purchased by Mr. Joffe with the Disability Insurance Payment.
(4)	Upon a termination by Mr. Joffe for good reason or by us without cause, Mr. Joffe will be entitled to receive through the later of the date which is two years after the termination date or August 31, 2015: (i) his salary at the annual rate as in effect immediately prior to the termination date; (ii) his average bonus earned for the two years immediately prior to the year in which his employment agreement is terminated (or if such termination occurs within the first three months of our fiscal year, for the second and third years preceding the year in which such termination occurs); (iii) the benefits; and (iv) reimbursable expenses.
(5)	If a change in control occurs and Mr. Joffe voluntarily terminates his employment agreement for good reason or Mr. Joffe’s employment is terminated by us without cause within two years following a change in control, then Mr. Joffe will be entitled to receive either the severance benefit as described in the next sentence of this footnote or the benefits described in the immediately preceding footnote, whichever is more favorable to Mr. Joffe, and we will pay Mr. Joffe any reimbursable expenses owed to him through the termination date. The severance benefit will be equal to (i) two times Mr. Joffe’s salary at the annual rate in effect immediately prior to the date of the change in control plus (ii) two times Mr. Joffe’s average bonus earned for the two years immediately prior to the year in which the change in control occurs.
(6)	Upon the termination of his employment agreement, for any reason other than termination by us for cause or termination by Mr. Joffe without good reason, any Executive Awards under our 2010 Incentive Plan which are not fully vested will immediately vest and remain exercisable by Mr. Joffe for a period of two years or, if shorter, until the ten year anniversary of the date of grant of each such Executive Award. The inherent value shown in the table is the additional compensation expense we would have recorded upon the immediate vesting of all Executive Awards which were not fully vested at March 31, 2016. Executive Awards include incentive stock options and nonqualified stock options, restricted stock, restricted stock units, performance awards, dividend equivalent rights, stock payments, deferred stock, deferred stock units, SARs and cash awards.
(7)	Mr. Joffe is entitled to receive an automobile allowance in the amount of $1,500 per month, payable monthly. In addition, all costs of operating the automobile, including fuel, oil, insurance, repairs, maintenance and other expenses, are our responsibility.

Equity Based Employee Benefit Plans

2010 Incentive Award Plan. On December 10, 2010, our Board of Directors approved our 2010 Incentive Award Plan (the “Original 2010 Plan”). On January 14, 2011, our shareholders approved the Original 2010 Plan. On February 25, 2013, our Board of Directors approved our Amended and Restated 2010 Incentive Award Plan (the “Amended and Restated 2010 Plan”). On March 28, 2013, our shareholders approved the Amended and Restated 2010 Plan. On February 23, 2014, our Board of Directors approved our Second Amended and Restated 2010 Incentive Award Plan (the “2010 Plan”). On March 31, 2014, our shareholders approved the 2010 Plan. The purpose of the 2010 Plan is to enhance the value of our Company and promote our success by linking the individual interests of our employees to the interests of our shareholders and by providing our employees with an incentive for outstanding performance to generate superior returns to our shareholders. The 2010 Plan is also intended to provide the Company with flexibility in its ability to motivate, attract, and retain the services of employees upon whose judgment, interest, and performance our success is largely dependent. The 2010 Plan does not provide for awards to non-employee directors or consultants of the Company.

Eligibility; Administration. Employees of our Company or any of its affiliates are eligible to receive awards under the 2010 Plan. The 2010 Plan is administered by our Compensation Committee, which may delegate its duties and responsibilities to subcommittees of our directors and/or officers, subject to certain limitations that may be imposed under applicable law or regulation, including Section 162(m) of the Code, Section 16 of the Exchange Act and/or stock exchange rules, as applicable. The plan administrator has the authority to grant and set the terms of all awards under, make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the 2010 Plan, subject to its express terms and conditions.

Limitation on Awards and Shares Available. An aggregate of 2,750,000 shares of our common stock are available for issuance under awards granted pursuant to the 2010 Plan, which shares may be treasury shares, authorized but unissued shares, or shares purchased in the open market. The number of authorized shares will be reduced by 1 share for each share issued pursuant to a stock option or stock appreciation right (“SAR”) and by 2.5 shares for each share subject to a “full-value” equity award (which generally includes awards other than stock options and SARs, such as restricted stock and restricted stock units).

The following types of shares will be added back to the available share limit under the 2010 Plan: (x) shares subject to awards that are forfeited, expire or are settled for cash, and (y) shares repurchased by the Company at the same price paid by a participant pursuant to the Company’s repurchase right with respect to restricted stock awards. However, the following types of shares will not be added back to the available share limit under the 2010 Plan: (A) shares tendered by a participant or withheld by the Company in payment of the exercise price of an option; (B) shares withheld to satisfy any tax withholding obligation with respect to an award; (C) shares subject to a SAR that are not issued in connection with the stock settlement of the SAR on exercise thereof; and (D) shares purchased on the open market with the cash proceeds from the exercise of options.

Awards granted under the 2010 Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which the Company enters into a merger or similar corporate transaction will not reduce the shares authorized for grant under the 2010 Plan. The maximum number of shares of our common stock that may be subject to one or more awards granted to any one participant pursuant to the 2010 Plan during any calendar year is 400,000, and the maximum amount that may be paid in cash pursuant to the 2010 Plan to any one participant during any calendar year is $5,000,000.

Awards. The 2010 Plan provides for the grant of stock options, including incentive stock options (“ISOs”) and nonqualified stock options (“NSOs”), restricted stock, restricted stock units (“RSUs”), performance awards, dividend equivalent rights, stock payments, deferred stock, deferred stock units, SARs and cash awards. No determination has been made as to the types or amounts of awards that will be granted to specific individuals pursuant to the 2010 Plan. Certain awards under the 2010 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms. Awards other than cash awards will generally be settled in shares of our common stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.

•	Stock Options. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other Code requirements are satisfied. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (110% in the case of ISOs granted to certain significant shareholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant shareholders). Vesting conditions determined by the plan administrator may apply to stock options, may include continued service, performance and/or other conditions.

•	Stock Appreciation Rights. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs, and may include continued service, performance and/or other conditions.
•	Restricted Stock; Deferred Stock; RSUs; Performance Awards. Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. For shares of restricted stock with performance-based vesting, dividends which are paid prior to vesting will only be paid to the extent that the performance-based vesting conditions are subsequently satisfied and the shares vest. Deferred stock and RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares underlying these awards may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. Performance awards are contractual rights to receive a range of shares of our common stock, cash, or a combination of cash and shares, in the future based on the attainment of specified performance goals, in addition to other conditions which may apply to these awards. Conditions applicable to restricted stock, deferred stock, RSUs and performance shares may be based on continuing service with us or our affiliates, the attainment of performance goals and/or such other conditions as the plan administrator may determine.
•	Stock Payments. Stock payments are awards of fully vested shares of our common stock that may, but need not be, made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards.
•	Dividend Equivalent Rights. Dividend equivalent rights represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of dividend payments dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator. Dividend equivalents with respect to an award with performance-based vesting that are based on dividends paid prior to the vesting of such award will only be paid to the extent that the performance-based vesting conditions are subsequently satisfied and the award vests.

Performance Awards. All awards may be granted as performance awards (in addition to those identified above as performance awards), meaning that any such award will be subject to vesting and/or payment based on the attainment of specified performance goals. The plan administrator will determine whether performance awards are intended to constitute “qualified performance-based compensation” (“QPBC”) within the meaning of Section 162(m) of the Code, in which case the applicable performance criteria will be selected from the list below in accordance with the requirements of Section 162(m) of the Code.

Section 162(m) of the Code imposes a $1,000,000 cap on the compensation deduction that we may take in respect of compensation paid to our “covered employees” (which should include our CEO and our next four most highly compensated employees other than our CFO), but excludes from the calculation of amounts subject to this limitation any amounts that constitute QPBC. In order to constitute QPBC under Section 162(m) of the Code, in addition to certain other requirements, the relevant amounts must be payable only upon the attainment of pre-established, objective performance goals set by our Compensation Committee during the first ninety days of the relevant performance period and linked to shareholder-approved performance criteria.

For purposes of the 2010 Plan, one or more of the following performance criteria will be used in setting performance goals applicable to QPBC, and may be used in setting performance goals applicable to other performance awards: (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation and (D) amortization); (ii) gross or net sales or revenue; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings or profit; (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) return on assets; (viii) return on capital; (ix) return on stockholders’ equity; (x) total stockholder return; (xi) return on sales; (xii) gross or net profit or operating margin; (xiii) costs; (xiv) funds from operations; (xv) expenses; (xvi) working capital; (xvii) earnings per share; (xviii) adjusted earnings per share; (xix) price per share of Common Stock; (xx) regulatory body approval for commercialization of a product; (xxi) implementation or completion of critical projects; (xxii) market share; and (xxiii) economic value, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices. The 2010 Plan also permits the plan administrator to provide for objectively determinable adjustments to the applicable performance criteria in setting performance goals for QPBC awards.

Certain Transactions. The plan administrator has broad discretion to equitably adjust the provisions of the 2010 Plan, as well as the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our shareholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the 2010 Plan and outstanding awards. In the event of a change in control of the Company (as defined in the 2010 Plan), the surviving entity must assume outstanding awards or substitute economically equivalent awards for such outstanding awards; however, if the surviving entity refuses to assume or substitute for outstanding awards, then the administrator may cause all awards will vest in full immediately prior to the transaction. If the surviving entity assumes or substitutes for outstanding awards, and a participant undergoes a termination of employment by reason of “Involuntary Termination” or “Good Reason” (both as defined in the 2010 Plan) on or within two years following the change in control, then all of the participant’s awards assumed or substituted for will vest in full. Individual award agreements may provide for additional accelerated vesting and payment provisions.

Foreign Participants; Transferability; Participant Payments. The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the 2010 Plan are generally non-transferable prior to vesting and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2010 Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

Plan Amendment and Termination. The Board of Directors may amend or terminate the 2010 Plan at any time; however, except in connection with certain changes in capital structure, shareholder approval will be required for any amendment that increases the number of shares available under the 2010 Plan or “reprices” any stock option or SAR (including any grant of cash or another award in respect of any stock option or SAR when the option or SAR price per share exceeds the fair market value of the underlying shares). No award may be granted pursuant to the 2010 Plan after the tenth anniversary of the date on which we adopted the 2010 Plan.

Federal Income Tax Consequences. The following is a general summary under current law of the material federal income tax consequences to participants in the 2010 Plan. This summary deals with the general tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes, are not discussed.

Incentive Stock Options. The grant of an ISO will not be a taxable event for the grantee or result in a business expense deduction for us. A grantee will not recognize taxable income upon exercise of an ISO (except that the alternative minimum tax may apply), and any gain realized upon a disposition of our common stock received pursuant to the exercise of an ISO will be taxed as long-term capital gain if the grantee holds the shares of common stock for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). We will not be entitled to any business expense deduction with respect to the exercise of an ISO, except as discussed below.

For the exercise of an option to qualify for the foregoing tax treatment, the grantee generally must be our employee or an employee of our subsidiary from the date the option is granted through a date within three months prior to the date of exercise of the option.

If all of the foregoing requirements are met except the holding period requirement mentioned above, the grantee will recognize ordinary income upon the disposition of the common stock in an amount generally equal to the excess of the fair market value of the common stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be a capital gain. We will be allowed a business expense deduction to the extent the grantee recognizes ordinary income, subject to our compliance with Section 162(m) of the Code and to certain reporting requirements.

Non-Qualified Options. The grant of a NSO will not be a taxable event for the grantee or result in a compensation expense deduction for us. Upon exercising a NSO, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a NSO, the grantee will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of common stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

If we comply with applicable reporting requirements and, subject to the restrictions of Section 162(m) of the Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Restricted Stock. A grantee who is awarded shares of restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares of common stock are subject to restrictions requiring the restricted stock to be nontransferable and subject to a substantial risk of forfeiture. However, the grantee may elect under Section 83(b) of the Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the common stock on the date of the award, less the purchase price, if any, determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the common stock on the date the restrictions lapse, less the purchase price, if any, will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse. If we comply with applicable reporting requirements and, subject to the restrictions of Section 162(m) of the Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Restricted Stock Units. There are no immediate tax consequences of receiving an award of restricted stock units under the 2010 Plan. A grantee who is awarded restricted stock units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such grantee at the end of the restriction period or, if later, the date on which shares are delivered in respect of the RSUs. If the delivery date of the shares is deferred more than a short period after vesting, employment taxes will be due in the year of vesting. If we comply with applicable reporting requirements and, subject to the restrictions of Section 162(m) of the Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Dividend Equivalent Awards. Grantees who receive dividend equivalent awards will be required to recognize ordinary income equal to the amount distributed to the grantee pursuant to the award. If we comply with applicable reporting requirements and, subject to the restrictions of Section 162(m) of the Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Stock Appreciation Rights. There are no immediate tax consequences of receiving an award of SARs under the Incentive Award Plan. Upon exercising a SAR, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Performance Share Awards. Grantees who receive performance share awards generally will not realize taxable income at the time of the grant of the performance shares, and we will not be entitled to a deduction at that time. When the award is paid, whether in cash or common stock, the grantee will have ordinary income, and, if we comply with applicable reporting requirements and, subject to the restrictions of Section 162(m) of the Code, we will be entitled to a corresponding deduction.

Stock Payment Awards. Grantees who receive a stock payment in lieu of a cash payment that would otherwise have been made will be taxed as if the cash payment has been received, and, if we comply with applicable reporting requirements and subject to the restrictions of Section 162(m) of the Code, we will have a deduction in the same amount.

Deferred Stock. A grantee receiving deferred stock generally will not have taxable income upon the issuance of the deferred stock and we will not then be entitled to a deduction. However, when shares underlying the deferred stock are issued to the grantee, he or she will realize ordinary income and, if we comply with applicable reporting requirements and subject to the restrictions of Section 162(m) of the Code, we will be entitled to a deduction in an amount equal to the difference between the fair market value of the shares at the date of issuance over the purchase price, if any, paid for the deferred stock. Employment taxes with respect to these awards will generally be due in the year of vesting.

Performance Awards. The award of a performance or annual incentive award will have no federal income tax consequences for us or for the grantee. The payment of the award is taxable to a grantee as ordinary income. If we comply with applicable reporting requirements and, subject to the restrictions of Section 162(m) of the Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Section 409A of the Code. Certain types of awards under the 2010 Plan, including, but not limited to RSUs and deferred stock, may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case ( e.g. , at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties). To the extent applicable, the 2010 Plan and awards granted under the 2010 Plan are intended to be structured and interpreted to comply with Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code.

Section 162(m) of the Code. In general, under Section 162(m) of the Code, income tax deductions of publicly-held corporations may be limited to the extent total compensation for certain executive officers exceeds $1 million (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any taxable year of the corporation. However, under Section 162(m) of the Code, the deduction limit does not apply to certain “performance-based” compensation. Stock options and SARs will satisfy the “performance-based” exception if (a) the awards are made by a qualifying compensation committee, (b) the plan sets the maximum number of shares that can be granted to any person within a specified period and (c) the compensation is based solely on an increase in the stock price after the grant date. The 2010 Plan has been designed to permit the plan administrator to grant stock options and SARs which will qualify as “performance-based compensation.” In addition, other performance-based awards under the 2010 Plan may be intended to constitute QPBC, as discussed above.

2003 Long-Term Incentive Plan. Upon the receipt of the approval of our shareholders of the Original 2010 Plan, the 2010 Plan replaced our 2003 Long-Term Incentive Plan on January 14, 2011 and no further grants of awards under can be made under the 2003 Long-Term Incentive Plan.

2004 Non-Employee Director Stock Option Plan. The purpose of our 2004 Non-Employee Director Stock Option Plan (the “Non-Employee Director Stock Option Plan”) is to foster and promote our long-term financial success and interests and to materially increase the value of the equity interests in the Company by: (a) increasing our ability to attract and retain talented men and women to serve on our Board of Directors, (b) increasing the incentives that these non-employee directors have to help us succeed and (c) providing our non-employee directors with an increased opportunity to share in our long-term growth and financial success.

Under the Non-Employee Director Stock Option Plan, each non-employee director was granted options to purchase 25,000 shares of our common stock upon their election to our Board of Directors. In addition, each non-employee director was awarded an option to purchase an additional 3,000 shares of our common stock for each full year of service on our Board of Directors. The exercise price for each of these options was equal to the fair market value of our common stock on the date the option was granted. The exercise price of an option was payable only in cash or an equivalent acceptable to our Compensation Committee. The Non-Employee Director Stock Option Plan also permitted the “cashless” exercise of options granted under the Non-Employee Director Stock Option Plan. Options awarded under the Non-Employee Director Stock Option Plan were not transferable other than as designated by the grantee by will or by the laws of descent and distribution unless otherwise provided in the option agreements pursuant to which such Options were awarded. Other than the options described in this paragraph, no non-employee director shall be eligible to receive any equity interest in the Company in consideration of such non-employee director’s service on our board.

Each of these options has a ten-year term. One-third of the options will be exercisable immediately upon grant, and one-half of the remaining portion of each option grant will vest and become exercisable on the first and second anniversary dates of the date of grant. Any options which remain unvested at the time a non-employee director’s service as a member of our board terminates shall terminate upon such termination of service unless such termination results from such non-employee director’s death or occurs upon a change of control, in which case all of such unvested options shall immediately vest upon such death or Change of Control (as defined in the Non-Employee Director Stock Option Plan). In the event of a Change of Control (as defined in the Non-Employee Director Stock Option Plan), we may, after notice to the grantee, require the grantee to “cash out” his rights by transferring them to the Company in exchange for their equivalent “cash value.”

A total of 275,000 shares of common stock were reserved for grants of stock options under the Non-Employee Director Stock Option Plan. In March 2014, the Non-Employee Director Stock Option Plan was replaced and the Company will not make any further grants under this plan.

Tax Consequences. Under current tax laws, the grant of an option generally will not be a taxable event to the optionee, and we will not be entitled to a deduction with respect to such grant. Upon the exercise of an option, the non-employee director optionee will recognize ordinary income at the time of exercise equal to the excess of the then fair market value of the shares of common stock received over the exercise price. The taxable income recognized upon exercise of a nonqualified option will be treated as compensation income subject to withholding, and we will be entitled to deduct as a compensation expense an amount equal to the ordinary income an optionee recognizes with respect to such exercise. When common stock received upon the exercise of a nonqualified option subsequently is sold or exchanged in a taxable transaction, the holder thereof generally will recognize capital gain (or loss) equal to the difference between the total amount realized and the fair market value of the common stock on the date of exercise; the character of such gain or loss as long-term or short-term capital gain or loss will depend upon the holding period of the shares following exercise.

Amendment and Termination. Our Board of Directors may from time to time amend, and our Board of Directors may terminate, the Non-Employee Director Stock Option Plan, provided that no such action shall adversely affect any material vested benefits or rights under the Non-Employee Director Stock Option Plan without the consent of the non-employee director affected by such action. In addition, no amendment may be made without the approval of our shareholders if shareholder approval is necessary in order to comply with applicable law.

2014 Non-Employee Director Incentive Award Plan. On February 23, 2014, our Board of Directors approved our 2014 Non-Employee Director Incentive Award Plan (the “2014 Plan”). On March 31, 2014, our shareholders approved the 2014 Plan. The purpose of the 2014 Plan is to enhance our value and promote our success by linking the individual interests of non-employee directors to the interests of our shareholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to our shareholders. The 2014 Plan is also intended to provide us with flexibility in our ability to motivate, attract, and retain the services of such individuals upon whose judgment, interest, and performance our success is largely dependent. The 2014 Plan does not provide for awards to employees or consultants of the Company. The 2014 Plan supersedes and replaces our 2004 Non-Employee Director Stock Option Plan in its entirety.

Director Equity Compensation Policy

As contemplated by the 2014 Plan, the Board adopted a director equity compensation policy (the “Policy”) upon effectiveness of the 2014 Plan. The Board may, at any time and from time to time, terminate, modify, amend or suspend the Policy; provided, however, that, without the prior consent of the Non-Employee Directors, no such action may adversely affect any rights or obligations with respect to any earned but unpaid Awards hereunder, whether or not the amounts of such Awards have been computed and whether or not such Awards are then payable. Each equity award described in the Policy shall be subject to the terms and conditions of the Plan and the applicable Award Agreement.

Under the 2014 Plan, upon a Non-Employee Director’s initial election or appointment (as applicable) to the Board on or after the effective date of the 2014 Plan, such Non-Employee Director shall automatically be granted, without further action by the Company, the Board, or the Company’s stockholders, an award of Restricted Stock Units (as defined in the 2014 Plan) to acquire a number of shares of Common Stock (rounded down to the nearest whole number) equal to the quotient obtained by dividing (i) $100,000 by (ii) the Fair Market Value (as defined in the 2014 Plan) of a share of Common Stock on the date of grant (rounded down to the nearest two decimal places) (each such grant, an “Initial RSU Award”). On the date of each annual meeting of the Company’s stockholders to occur on or after the effective date of the 2014 Plan, each Non-Employee Director shall automatically be granted, without further action by the Company, the Board, or the Company’s stockholders, an award of Restricted Stock Units to acquire a number of shares of Common Stock (rounded down to the nearest whole number) equal to the quotient obtained by dividing (i) $50,000 by (ii) the Fair Market Value (as defined in the 2014 Plan) of a share of Common Stock on the date of grant (rounded down to the nearest two decimal places) (each such grant, an “Annual RSU Award” and, together with the Initial RSU Awards, the “RSU Awards”).

One-third (1/3rd) of each RSU Award will vest on each of the first (1st), second (2nd) and third (3rd) anniversaries of the date of grant, subject to the holder’s continued status as a Non-Employee Director through each applicable vesting date; provided, however, that each RSU Award will vest in full (to the extent then-unvested) upon the holder’s Termination of Service (as defined in the 2014 Plan) due to his or her death. In addition, each RSU Award will vest in full immediately prior to a Change in Control (as defined in the 2014 Plan), subject to the holder’s continued status as a Non-Employee Director through at least immediately prior to such Change in Control (as defined in the 2014 Plan).

On June 10, 2015, the Board amended and restated the Director Compensation Corporate Policy. The only change effectuated by the amendment and restatement was the date of the Annual RSU Awards, which was changed to the date of the adoption of the amendment and restatement and each anniversary thereof.

Description of the 2014 Plan

Eligibility; Administration

A Director of the Company who is not an officer or other employee (as determined in accordance with Section 3401(c) of the Code and the Treasury Regulations thereunder) of the Company or of any Affiliate (each “Non-Employee Director”) will be eligible to receive awards under our 2014 Plan. As of March 31, 2016, seven Non-Employee Directors are eligible to participate in the 2014 Plan. Our 2014 Plan will be administered by our Board, which may delegate its duties and responsibilities to committees of our directors and/or officers, subject to certain limitations that may be imposed under applicable law or regulation, including Section 16 of the Exchange Act and/or stock exchange rules, as applicable. The plan administrator will have the authority to grant and set the terms of all awards under, make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, our 2014 Plan, subject to its express terms and conditions.

Under our 2014 Plan, an aggregate of 342,000 shares of our common stock are available for issuance under awards granted pursuant to our 2014 Plan, which shares may be treasury shares, authorized but unissued shares, or shares purchased in the open market. The number of authorized shares will be reduced by 1 share for each share issued pursuant to a stock option or SAR and by 1.7 shares for each share subject to a “full-value” equity award (which generally includes awards other than stock options and SARs, such as restricted stock and restricted stock units).

Our 2014 Plan provides for the grant of nonqualified stock options (“NSOs”), restricted stock, restricted stock units (“RSUs”), performance awards, dividend equivalent rights, stock payments, deferred stock, deferred stock units and SARs. Certain awards under our 2014 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms. Awards will generally be settled in shares of our common stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.

•	Stock Options. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant, except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to stock options, may include continued service, performance and/or other conditions.
•	Stock Appreciation Rights. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs, and may include continued service, performance and/or other conditions.
•	Restricted Stock; Deferred Stock; RSUs; Performance Awards. Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. For shares of restricted stock with performance-based vesting, dividends which are paid prior to vesting will only be paid to the extent that the performance-based vesting conditions are subsequently satisfied and the shares vest. Deferred stock and RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares underlying these awards may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. Performance awards are contractual rights to receive a range of shares of our common stock, cash, or a combination of cash and shares, in the future based on the attainment of specified performance goals, in addition to other conditions which may apply to these awards. Conditions applicable to restricted stock, deferred stock, RSUs and performance shares may be based on continuing service with us or our affiliates, the attainment of performance goals and/or such other conditions as the plan administrator may determine.
•	Stock Payments. Stock payments are awards of fully vested shares of our common stock that may, but need not be, made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards.
•	Dividend Equivalent Rights. Dividend equivalent rights represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of dividend payments dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator. Dividend equivalents with respect to an award with performance-based vesting that are based on dividends paid prior to the vesting of such award will only be paid to the extent that the performance-based vesting conditions are subsequently satisfied and the award vests.

Performance Awards. All awards may be granted as performance awards (in addition to those identified above as performance awards), meaning that any such award will be subject to vesting and/or payment based on the attainment of specified performance goals.

Certain Transactions. The plan administrator has broad discretion to equitably adjust the provisions of our 2014 Plan, as well as the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our shareholders known as “equity restructurings,” the plan administrator will make equitable adjustments to our 2014 Plan and outstanding awards. In the event of a change in control of the company (as defined in our 2014 Plan), the surviving entity must assume outstanding awards or substitute economically equivalent awards for such outstanding awards; however, if the surviving entity refuses to assume or substitute for outstanding awards, then the administrator may cause all awards will vest in full immediately prior to the transaction. If the surviving entity assumes or substitutes for outstanding awards, and a participant undergoes a termination of employment by reason of “Involuntary

Termination” or “Good Reason” (both as defined in our 2014 Plan) on or within two years following the change in control, then all of the participant’s awards assumed or substituted for will vest in full. Individual award agreements may provide for additional accelerated vesting and payment provisions.

Foreign Participants; Transferability; Participant Payments. The plan administrator may modify award terms, establish sub-plans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under our 2014 Plan are generally non-transferable prior to vesting and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under our 2014 Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

Plan Amendment and Termination. The Board may amend or terminate our 2014 Plan at any time; however, except in connection with certain changes in capital structure, shareholder approval will be required for any amendment that increases the number of shares available under our 2014 Plan or “reprices” any stock option or SAR (including any grant of cash or another award in respect of any stock option or SAR when the option or SAR price per share exceeds the fair market value of the underlying shares). No award may be granted pursuant to the 2010 Plan after the tenth anniversary of the date on which we adopt our 2014 Plan.

2016 Plan Federal Income Tax Consequences

The following is a general summary under current law of the material federal income tax consequences to participants in our 2014 Plan. This summary deals with the general tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes, are not discussed.

Non-Qualified Options. The grant of a NSO will not be a taxable event for the grantee or result in a compensation expense deduction for us. Upon exercising a NSO, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a NSO, the grantee will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of common stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

If we comply with applicable reporting requirements, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Restricted Stock. A grantee who is awarded shares of restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares of common stock are subject to restrictions requiring the restricted stock to be nontransferable and subject to a substantial risk of forfeiture. However, the grantee may elect under Section 83(b) of the Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the common stock on the date of the award, less the purchase price, if any, determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the common stock on the date the restrictions lapse, less the purchase price, if any, will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse. If we comply with applicable reporting requirements, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Restricted Stock Units. There are no immediate tax consequences of receiving an award of restricted stock units under our 2014 Plan. A grantee who is awarded restricted stock units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such grantee at the end of the restriction period or, if later, the date on which shares are delivered in respect of the RSUs. If the delivery date of the shares is deferred more than a short period after vesting, employment taxes will be due in the year of vesting. If we comply with applicable reporting requirements, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Dividend Equivalent Awards. Grantees who receive dividend equivalent awards will be required to recognize ordinary income equal to the amount distributed to the grantee pursuant to the award. If we comply with applicable reporting requirements, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Stock Appreciation Rights. There are no immediate tax consequences of receiving an award of SARs under the Incentive Award Plan. Upon exercising a SAR, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. If we comply with applicable reporting requirements, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Performance Share Awards. Grantees who receive performance share awards generally will not realize taxable income at the time of the grant of the performance shares, and we will not be entitled to a deduction at that time. When the award is paid, whether in cash or common stock, the grantee will have ordinary income, and, if we comply with applicable reporting requirements, we will be entitled to a corresponding deduction.

Stock Payment Awards. Grantees who receive a stock payment in lieu of a cash payment that would otherwise have been made will be taxed as if the cash payment has been received, and, if we comply with applicable reporting requirements, we will have a deduction in the same amount.

Deferred Stock. A grantee receiving deferred stock generally will not have taxable income upon the issuance of the deferred stock and we will not then be entitled to a deduction. However, when shares underlying the deferred stock are issued to the grantee, he or she will realize ordinary income and, if we comply with applicable reporting requirements, we will be entitled to a deduction in an amount equal to the difference between the fair market value of the shares at the date of issuance over the purchase price, if any, paid for the deferred stock. Employment taxes with respect to these awards will generally be due in the year of vesting

Performance Awards. The award of a performance or annual incentive award will have no federal income tax consequences for us or for the grantee. The payment of the award is taxable to a grantee as ordinary income. If we comply with applicable reporting requirements, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Section 409A of the Code. Certain types of awards under our 2014 Plan, including, but not limited to RSUs and deferred stock, may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties). To the extent applicable, our 2014 Plan and awards granted under our 2014 Plan are intended to be structured and interpreted to comply with Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code.

2016 Director Compensation

We use a combination of cash and equity incentives to compensate our non-employee directors. Directors who are also our employees received no compensation for their service on our Board of Directors in fiscal 2016. To determine the appropriate level of compensation for our non-employee directors, we take into consideration the significant amount of time and dedication required by the directors to fulfill their duties on our Board of Directors and Board of Directors committees as well as the need to continue to attract highly qualified candidates to serve on our Board of Directors. The information provided in the following table reflects the compensation received by our directors for their service on our Board of Directors in fiscal 2016.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (1)	All Other Compensation	Total
Scott J. Adelson	$55,000	$50,000	$—	$—	$105,000
Rudolph J. Borneo	$84,000	$50,000	$—	$—	$134,000
Dr. David Bryan	$—	$—	$—	$—	$—
Joseph Ferguson	$—	$—	$—	$—	$—
Philip Gay	$99,000	$50,000	$—	$—	$149,000
Mel Marks (2)	$55,000	$50,000	$—	$150,000	$255,000
Duane Miller	$80,626	$50,000	$—	$—	$130,626
Jeffrey Mirvis	$70,000	$50,000	$—	$—	$120,000
(1)	Award amounts reflect the aggregate grant date fair value of the awards.
(2)	On March 12, 2016, Mel Marks, a member of the Board of Directors, passed away.

Each of our non-employee directors receives annual compensation of $40,000 and is paid a fee of $3,000 for attending each Board of Directors meeting, $2,000 for attending each Audit Committee meeting and $1,000 for each Compensation Committee meeting. Each director is also reimbursed for reasonable out-of-pocket expenses incurred to attend Board of Directors or Board of Directors committee meetings. We pay Mr. Gay an additional $20,000 per year for assuming the responsibility for being Chairman of our Audit and Ethics Committees, we pay Mr. Borneo an additional $5,000 per year for assuming the responsibility for being Chairman of our Compensation Committee, and beginning August 2015 we pay Mr. Miller an additional $2,500 for being Chairman of our Nominating and Corporate Governance Committee.

Under our 2014 Non-Employee Director Incentive Award Plan, each non-employee director is granted an award of restricted stock units with a grant date fair value of $100,000 upon their election to our Board of Directors. In addition, each non-employee director is awarded restricted stock units with a grant date fair value of $50,000 for each full year of service on our Board of Directors.

Indemnification of Executive Officers and Directors

Article Seven of our Restated Certificate of Incorporation provides, in part, that to the extent required by New York Business Corporation Law, or NYBCL, no director shall have any personal liability to us or our shareholders for damage for any breach of duty as such director, provided that each such director shall be liable under the following circumstances: (a) in the event that a judgment or other final adjudication adverse to such director establishes that his acts or omissions were in bad faith, involved intentional misconduct or a knowing violation of law or that such director personally gained in fact a financial profit or other advantage to which such director was not legally entitled or that such director’s acts violated Section 719 of the NYBCL or (b) for any act or omission prior to the adoption of Article Seven of our Restated Certificate of Incorporation.

Article Nine of our Amended and Restated Bylaws provide that we shall indemnify any person, by reason of the fact that such person is or was a director or officer of our Company or served any other corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise in any capacity at our request, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees incurred as a result of an action or proceeding, or any appeal therefrom, provided, however, that no indemnification shall be made to, or on behalf of, any director or officer if a judgment or other final adjudication adverse to such director or officer establishes that (a) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (b) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

We may purchase and maintain insurance for our own indemnification and for that of our directors and officers and other proper persons as described in Article Nine of our Amended and Restated Bylaws. We maintain and pay premiums for directors’ and officers’ liability insurance policies.

We are incorporated under the laws of the State of New York and Sections 721-726 of Article 7 of the NYBCL provide for the indemnification and advancement of expenses to directors and officers. Section 721 of the NYBCL provides that indemnification and advancement of expenses provisions contained in the NYBCL shall not be deemed exclusive of any rights which a director or officer seeking indemnification or advancement of expenses may be entitled, provided no indemnification may be made on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

Section 722 of the NYBCL permits, in general, a New York corporation to indemnify any person made, or threatened to be made, a party to an action or proceeding by reason of the fact that he or she was a director or officer of that corporation, or served another entity in any capacity at the request of that corporation, against any judgment, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such person acted in good faith, for a purpose he or she reasonably believed to be in, or, in the case of service of another entity, not opposed to, the best interests of that corporation and, in criminal actions or proceedings, who in addition had no reasonable cause to believe that his or her conduct was unlawful. However, no indemnification may be made to, or on behalf of, any director or officer in a derivative suit in respect of (a) a threatened action or a pending action that is settled or otherwise disposed of or (b) any claim, issue or matter for which the person has been adjudged to be liable to the corporation, unless and only to the extent that a court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that the person is fairly and reasonably entitled to indemnify for that portion of settlement and expenses as the court deems proper.

Section 723 of the NYBCL permits a New York corporation to pay in advance of a final disposition of such action or proceeding the expenses incurred in defending such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount as, and to the extent, required by statute. Section 724 of the NYBCL permits a court to award the indemnification required by Section 722.

Section 725 provides for repayment of such expenses when the recipient is ultimately found not to be entitled to indemnification. Section 726 provides that a corporation may obtain indemnification insurance indemnifying itself and its directors and officers.

The foregoing is only a summary of the described sections of the NYBCL and our Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws and is qualified in its entirety by the reference to such sections and charter documents.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of our Board of Directors determines the compensation of our officers and directors. None of our executive officers currently serves on the compensation committee or board of directors of any other company of which any members of our Board of Directors or our Compensation Committee is an executive officer.

Security Ownership of Certain Beneficial Owners And Management and Related Stockholder Matters

The following table sets forth, as of January 24, 2017, certain information as to the common stock ownership of each of our named executive officers, directors, all executive officers and directors as a group and all persons known by us to be the beneficial owners of more than five percent of our common stock. The percentage of common stock beneficially owned is based on 18,693,779 shares of common stock outstanding as of January 24, 2017.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days of January 24, 2017 are deemed outstanding, while these shares are not deemed outstanding for determining the percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated in the footnotes below, the address of the stockholder is c/o Motorcar Parts of America, Inc. 2929 California Street, Torrance, CA 90503.

Name and Address of Beneficial Shareholder	Amount and Nature of Beneficial Ownership (1)	Percent of Class
BlackRock Fund Advisors
55 East 52nd Street, New York, NY 10055 (2)	2,178,005	11.7%
Fine Capital Management, LLC
590 Madison Avenue, 27th Floor, New York, New York 10022 (2)	1,812,773	9.7%
Columbia Management Investment Advisers, LLC
225 Franklin Street, Boston, MA 02110 (2)	1,331,698	7.1%
Selwyn Joffe (3)	448,257	2.3%
Scott J. Adelson (4)	51,690	*
Rudolph J. Borneo (5)	42,690	*
Dr. David Bryan	—	*
Joseph Ferguson	—	*
Philip Gay (6)	22,690	*
Duane Miller (7)	28,690	*
Jeffrey Mirvis (8)	46,690	*
Timothy D. Vargo	—	*
Barbara L. Whittaker	—	*
Doug Schooner (9)	16,395	*
Steve Kratz (10)	61,295	*
Michael Umansky (11)	33,925	*
David Lee (12)	67,526	*
Kevin Daly (13)	14,668	*
Directors and executive officers as a group — 15 persons (14)	834,516	4.4%
*	Less than 1% of the outstanding common stock.
(1)	The listed shareholders, unless otherwise indicated in the footnotes below, have direct ownership over the amount of shares indicated in the table.
(2)	Based on information contained in filings made by such stockholders with the SEC on as reported in each such stockholder's most recent Schedule 13F filing. Since there may have been subsequent purchases or sales of securities, this information may not reflect the current holdings by these stockholders.
(3)	Includes 325,633 shares issuable upon exercise of options under the 2010 Long Term Incentive Plan.
(4)	Includes 40,000 shares issuable upon exercise of currently exercisable options granted under the 2004 Non-Employee Director Stock Option Plan.
(5)	Includes 21,000 shares issuable upon exercise of currently exercisable options granted under the 2004 Non-Employee Director Stock Option Plan.
(6)	Includes 21,000 shares issuable upon exercise of currently exercisable options granted under the 2004 Non-Employee Director Stock Option Plan.
(7)	Includes 26,000 shares issuable upon exercise of currently exercisable options granted under the 2004 Non-Employee Director Stock Option Plan.

(8)	Includes 37,000 shares issuable upon exercise of currently exercisable options granted under the 2004 Non-Employee Director Stock Option Plan.
(9)	Includes 10,968 shares issuable upon exercise of currently exercisable options under the 2010 Incentive Award Plan.
(10)	Includes 55,834 shares issuable upon exercise of currently exercisable options under the 2010 Incentive Award Plan.
(11)	Includes 28,367 shares issuable upon exercise of currently exercisable options under the 2010 Incentive Award Plan.
(12)	Includes 60,167 shares issuable upon exercise of currently exercisable options under the 2010 Incentive Award Plan.
(13)	Includes 6,567 shares of unvested Restricted Stock issued under the 2010 Long Term Incentive Plan.
(14)	Includes 487,536 shares issuable upon exercise of currently exercisable options granted under the 2010 Incentive Award Plan and 145,000 shares issuable upon exercise of currently exercisable options granted under the 2004 Non-Employee Director Stock Option Plan.

Certain Relationships and Related Transactions, and Director Independence

In November 2014, Mr. Mel Marks was appointed to serve as a director for all of our Asian subsidiaries, in addition to his position as one of our directors. Mr. Marks received compensation at the annual rate of $150,000 for his services in addition to his regular compensation as one of our directors. For additional information, see the discussion under the caption “Executive Compensation” “2016 Director Compensation.” Mr. Marks passed away during 2016.

Corporate Governance, Board of Directors and Committees of the Board of Directors

Board of Independence. Each of Scott J. Adelson, Duane Miller, Jeffrey Mirvis, Philip Gay, Rudolph J. Borneo, Dr. David Bryan and Joseph Ferguson are independent within the meaning of the applicable SEC rules and the NASDAQ listing standards, and all of our committee members are independent within the meaning of the applicable SEC rules and NASDAQ listing standards.

Board Leadership Structure. The Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board of Directors believes it is in the best interest of our Company to make that determination based on the position and direction of our Company and the membership of the Board of Directors. The roles of Chairman of the Board and Chief Executive Officer are currently held by the same person, Selwyn Joffe. The Board of Directors believes that Mr. Joffe’s service as both Chairman of the Board and Chief Executive Officer is in the best interest of our Company and its stockholders. Mr. Joffe possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing our Company and its business and is in the best position to develop agendas that ensure that our Board of Directors’ time and attention are focused on the most critical matters. We believe that our Company has been well served by this model because the combined role of Chairman of the Board and Chief Executive Officer has ensured our directors and senior management act with a common purpose and in the best interest of our Company. This model enhances our ability to communicate clearly and consistently with our stockholders, employees, customers and suppliers.

Lead Independent Director. Our board has appointed Scott J. Adelson as our Lead Independent Director to preside at executive sessions of independent directors.

Board’s Role in Risk Oversight. Our Board of Directors as a whole has responsibility for risk oversight with certain categories of risk being reviewed by particular committees of the Board of Directors, which report to the full Board of Directors as needed. The Audit Committee reviews the financial risks, including internal control, audit, financial reporting and disclosure matters, by discussing these risks with management and our internal and external auditors. The Compensation Committee reviews risks relating to our executive compensation plans and arrangements. The Nominating and Corporate Governance Committee reviews risks related to our governance structure and processes and risks arising from related person transactions. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed about such risks.

Board of Attendance and Committees. Our Board of Directors met eight times during fiscal 2016. Each of our then directors attended 75% or more of the total number of meetings of the Board of Directors and committees thereof during fiscal 2016. Our last annual meeting of shareholders was held on March 24, 2016. All of our then directors attended our last annual meeting of shareholders. Each director is encouraged to attend each meeting of the Board of Directors and the annual meeting of our shareholders.

Our Board of Directors has a standing Audit Committee, Compensation Committee, Ethics Committee and Nominating and Corporate Governance Committee. Our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee have written charters which can be found on our website at www.motorcarparts.com and are available in print to any shareholder who requests a copy by writing to our Corporate Secretary, Motorcar Parts of America, Inc., 2929 California Street, Torrance, California 90503.

Audit Committee. The current members of our Audit Committee are Philip Gay, Rudolph J. Borneo, Duane Miller, Joseph Ferguson and Jeffrey Mirvis with Mr. Gay serving as chairman. Our Board of Directors has determined that all of the Audit Committee members are independent within the meaning of the applicable SEC rules and NASDAQ listing standards. Our Board of Directors has also determined that Mr. Gay is a financial expert within the meaning of the applicable SEC rules. The Audit Committee oversees our auditing procedures, receives and accepts the reports of our independent registered public accountants, oversees our internal systems of accounting and management controls and makes recommendations to the Board of Directors concerning the appointment of our auditors. The Audit Committee met four times in fiscal 2016.

Compensation Committee. The current members of our Compensation Committee are Rudolph J. Borneo, Philip Gay, Duane Miller, David Bryan and Jeffrey Mirvis, with Mr. Borneo serving as chairman. The Compensation Committee is responsible for developing out executive compensation policies. The Compensation Committee is also responsible for evaluating the performance of our Chief Executive Officer and other senior officers and making determinations concerning the salary, bonuses and stock options to be awarded to these officers. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with the executive officers or directors of another entity. For further discussion of our Compensation Committee, see “Compensation Committee Interlocks and Insider Participation”. The Compensation Committee met four times in fiscal 2016.

Nominating and Corporate Governance Committee. We formed a Nominating and Corporate Governance Committee in June 2006. The current members of our Nominating and Corporate Governance Committee are Rudolph J. Borneo, Philip Gay, Jeffrey Mirvis, Joseph Ferguson and Duane Miller with Mr. Miller serving as Chairman. Each of the members of the Nominating and Corporate Governance Committee is independent within the meaning of applicable SEC rules. Our Nominating and Corporate Governance Committee is responsible for nominating candidates to our Board of Directors. Our Nominating and Corporate Governance Committee met three times in fiscal 2016.

In evaluating potential director nominees, including those identified by shareholders, for recommendation to our Board of Directors, our Nominating and Corporate Governance Committee seeks individuals with talent, ability and experience from a wide variety of backgrounds to provide a diverse spectrum of experience and expertise relevant to a diversified business enterprise such as ours. Our Company does not maintain a separate policy regarding the diversity of its board members. However, the Nominating and Corporate Governance Committee considers individuals with diverse and varied professional and other experiences for membership. A candidate should represent the interests of all shareholders, and not those of a special interest group, have a reputation for integrity and be willing to make a significant commitment to fulfilling the duties of a director. Our Nominating and Corporate Governance Committee will screen and evaluate all recommended director nominees based on the criteria set forth above, as well as other relevant considerations. Our Nominating and Corporate Governance Committee will retain full discretion in considering its nomination recommendations to our Board of Directors.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of our Board of Directors has selected Ernst & Young LLP as the independent registered public accountants to audit our consolidated financial statements for the fiscal year ending March 31, 2017. Representatives of Ernst & Young LLP are expected to be present at the annual meeting of shareholders. These representatives will have an opportunity to make a statement and will be available to respond to questions regarding appropriate matters. Our Board of Directors believes it is appropriate to submit for ratification by our shareholders the appointment of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending March 31, 2017. Your ratification of the appointment of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending March 31, 2017 does not preclude the Audit Committee from terminating its engagement of Ernst & Young LLP and retaining new independent registered public accountants, if it determines that such an action would be in our best interest.

The Board of Directors recommends that shareholders vote FOR this proposal.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors oversees our auditing procedures, receives and accepts the reports of our internal systems of accounting and management controls and makes recommendations to the Board of Directors as to the selection and appointment of our auditors.

The Audit Committee recommended to the Board of Directors the approval of the independent accountants engaged to conduct the independent audit. The Audit Committee met with management and the independent accountants to review and discuss the March 31, 2016 consolidated financial statements. The Audit Committee also discussed with the independent accountants the matters required by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees. In addition, the Audit Committee reviewed written disclosures from the independent accountants regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent accountants, the independent accountants’ independence.

Based on the Audit Committee’s discussions with management and the independent accountants and the Audit Committee’s review of the representations of management and the independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended March 31, 2015 that has been filed with the SEC and mailed with this proxy statement.

The following table summarizes the total fees we paid to our independent certified public accountants, Ernst & Young LLP, for professional services provided during the following fiscal years ended March 31:

	2016	2015	2014
Audit Fees	$1,623,000	$1,676,000	$1,564,000
Tax Fees	234,000	168,000	542,000
Total	$1,857,000	$1,844,000	$2,106,000

Audit fees in fiscal 2016, 2015 and 2014 consisted of (i) the audit of our annual financial statements, (ii) the reviews of our quarterly financial statements, and (iii) audit of internal control over financial reporting.

Tax fees in fiscal 2016 and 2015 related primarily to the preparation of federal and state tax returns, transfer pricing, and federal and state examinations. Tax fees in fiscal 2014 related primarily to the preparation of federal and state tax returns, impairment analysis, and federal and state examinations.

Our Audit Committee must pre-approve all audit and non-audit services to be performed by our independent auditors and will not approve any services that are not permitted by SEC rules. All of the audit and non-audit related fees in fiscal 2016, 2015 and 2014 were pre-approved by the Audit Committee.

PROPOSAL NO. 3
ADVISORY VOTE ON THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS

Our Board is committed to a compensation philosophy and program that promotes our ability to attract, retain and motivate individuals who can achieve superior financial results. As part of that commitment, and in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), our shareholders are being asked to approve in an advisory resolution the compensation of our named executive officers as reported in this proxy statement. Our Board previously determined to provide our shareholders with the opportunity to vote, on a non-binding, advisory basis, on our named executive officers’ compensation every year. Accordingly, our next advisory say on pay vote, following our 2017 annual shareholders meeting, will occur at our 2018 annual shareholders meeting.

This proposal is our “say on pay” proposal. It gives you the opportunity to let us know how you view the overall compensation of our named executive officers and the policies and practices described in this proxy statement. It is not intended to address any specific item of compensation. In considering how to vote on this proposal, we encourage you to review all the relevant information in this proxy statement – our CD&A, the compensation tables, and the rest of the narrative disclosures regarding our executive compensation program. Your vote will not directly affect or otherwise limit any compensation or award arrangement of any of the named executive officers. Because your vote is advisory, it is non-binding on our Board; however, our Board will take into account the outcome of the vote on the say on pay proposal when considering future compensation. We invite shareholders who wish to communicate with our Board on executive compensation or any other matters to contact us as provided under “MISCELLANEOUS - Shareholder Communications with Our Board.”

Accordingly, in compliance with the Dodd-Frank Act, we ask you to approve the following resolution:

“RESOLVED, that the shareholders of Motorcar Parts of America, Inc. approve on an advisory basis, the compensation of the Company’s named executive officers set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in this proxy statement.”

Vote Required

A majority of the votes cast by holders entitled to vote at the meeting must vote “FOR” this proposal to approve, on a non-binding advisory basis, the compensation of our named executive officers. The enclosed form of proxy provides a means for you to vote “For,” Against” or to “Abstain” on this proposal. Each properly executed proxy received in time for the meeting will be voted as specified therein. Abstentions will have no effect on the outcome of the vote on this proposal.

Board of Recommendation

OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

MISCELLANEOUS

Shareholder Proposals

To be considered for inclusion in next year’s proxy statement, shareholder proposals submitted in accordance with SEC’s Rule 14a-8 must be received at our principal executive offices no later than the close of business on [•], 2017. Proposals should be addressed to Corporate Secretary, Motorcar Parts of America, Inc., 2929 California Street, Torrance, California 90503.

Our Amended and Restated By-Laws require that any shareholder proposal that is not submitted for inclusion in next year’s proxy statement under SEC Rule 14a-8, but is instead sought to be presented directly at the next annual meeting of shareholders, must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting of shareholders. As a result, proposals, including director nominations, submitted pursuant to the provisions of our Amended and Restated By-Laws must be received no earlier than November 24, 2017 nor later than December 26, 2017. Proposals should be addressed to Corporate Secretary, Motorcar Parts of America, Inc., 2929 California Street, Torrance, California 90503 and include the information set forth in our Amended and Restated By-Laws. SEC Rules permit management to vote proxies in its discretion in certain cases if the shareholder does not comply with these deadlines, and in certain other cases notwithstanding the shareholder’s compliance with these deadlines.

Shareholder Communication with our Board

Any communications from shareholders to our Board of Directors must be addressed in writing and mailed to the attention of the Board of Directors, c/o Corporate Secretary, 2929 California Street, Torrance, California 90503. The Corporate Secretary will compile the communications, summarize lengthy or repetitive communications and forward these communications to the directors, in accordance with the judgment of our Chairman of the Board. Any matter relating to our financial statements, accounting practices or internal controls should be addressed to the Audit Committee Chairman.

Other Matters

We are not aware of any matters other than those specifically referred to in this Proxy Statement that may be brought before the meeting. If any other matters or motions should properly come before the meeting, including a motion to postpone or adjourn the meeting, the persons named in the Proxy intend to vote on any such matter in accordance with their best judgment, including any matters or motions dealing with the conduct of the meeting.

Annual Report on Form 10-K

Copies of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2016 and the Form 10-K/A as filed with the Securities and Exchange Commission on July 29, 2016 are being mailed to each shareholder of record together with this proxy statement.

Proxies

All shareholders are urged to fill in their choices with respect to the matters to be voted on, sign, date and promptly return the enclosed form of Proxy.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are our shareholders will be “householding” our proxy materials. A single proxy statement may be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or us that you no longer wish to participate in “householding.” If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report in the future you may (i) notify your broker or (ii) direct your written request to: Motorcar Parts of America, Inc. Attn: Corporate Secretary, 2929 California Street, Torrance, California 90503, telephone: (310) 212-7910. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered.

By order of the Board of Directors

Michael M. Umansky,
Secretary

February   , 2017

Important Notice Regarding the Availability of Proxy Materials for the
2017 Annual Meeting of Stockholders to be held March 24, 2017.

The Proxy Statement and our 2016 Annual Report to Stockholders are
available at: http://www.cstproxy.com/motorcarparts/2017.

Important Notice Regarding the Availability of Proxy Materials for the 2017 Annual Meeting of Stockholders to be held March 24, 2017. The Proxy Statement and our 2016 Annual Report to Stockholders are available at: http://www.cstproxy.com/motorcarparts/2017.

COMMON STOCK	PROXY	BOARD OF DIRECTORS

MOTORCAR PARTS OF AMERICA, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

MOTORCAR PARTS OF AMERICA, INC.

The undersigned hereby appoints Selwyn Joffe and Michael Umansky, and each of them, the true and lawful proxies of the undersigned, with full power of substitution, to vote all shares of the common stock, $0.01 par value per share, of MOTORCAR PARTS OF AMERICA, INC., which the undersigned is entitled to vote at the annual meeting of shareholders of MOTORCAR PARTS OF AMERICA, INC., to be held at 10:00 a.m. (PT) on March 24, 2017 at the offices of the Company at 2929 California Street, Torrance, California 90503 and any and all adjournments or postponements thereof (the “Meeting”), on the proposals set forth below and any other matters properly brought before the Meeting.

Unless a contrary direction is indicated, this Proxy will be voted FOR all nominees listed in Proposal No. 1, FOR approval of Proposal No. 2, and FOR approval of Proposal No. 3. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

All Proxies to be voted at said Meeting heretofore earlier given by the undersigned are hereby revoked. Receipt of Notice of Shareholders Meeting and Proxy Statement dated February   , 2017 is hereby acknowledged.

MOTORCAR PARTS OF AMERICA, INC.
2929 California Street
Torrance, CA 90503

(See Reverse Side)